Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

AMONG

UNITED STATES SURGICAL CORPORATION

COVIDIEN DELAWARE CORP. AND

POWER MEDICAL INTERVENTIONS, INC.

Dated as of July 28, 2009

Table of Contents, continued

3.9.	Compliance with Laws	22
3.10.	Actions and Proceedings	25
3.11.	Contracts and Other Agreements	25
3.12.	Property	26
3.13.	Insurance	29
3.14.	[Intentionally Omitted.]	29
3.15.	Tax Matters	29
3.16.	Employee Benefit Plans	32
3.17.	Employee Relations	34
3.18.	Environmental Matters	35
3.19.	No Breach	37
3.20.	Board Approvals; Anti-Takeover; Vote Required	37
3.21.	Financial Advisor	38
3.22.	Information in the Offer Documents and the Schedule 14D-9	38
3.23.	Information in the Proxy Statement	39
SECTION 4 - REPRESENTATIONS AND WARRANTIES OF PARENT		39
4.1.	Organization	39
4.2.	Authority to Execute and Perform Agreement	40
4.3.	Information in the Offer Documents	41
4.4.	Information in the Proxy Statement	41
4.5.	Sub	41
4.6.	Financing	41
4.7.	Ownership of Shares	41
4.8.	Litigation	42
4.9.	Financial Advisor	42
4.10.	No Additional Representations	42
SECTION 5 - COVENANTS AND AGREEMENTS		42
5.1.	Conduct of Business	42
5.2.	No Solicitation	45
SECTION 6 - ADDITIONAL AGREEMENTS		50
6.1.	Proxy Statement	50
6.2.	Meeting of Stockholders of the Company	50
6.3.	Access to Information	50

ii

Table of Contents, continued

6.4.	Public Disclosure	51
6.5.	Regulatory Filings; Reasonable Efforts	51
6.6.	Notification of Certain Matters; Litigation	53
6.7.	Indemnification	53
6.8.	Directors	54
6.9.	Employee Benefit Matters	55
6.10.	Convertible Notes	57
6.11.	Lien Discharges	57
6.12.	12(b) Deregistration	57
SECTION 7 - CONDITIONS PRECEDENT TO THE OBLIGATION OF PARTIES TO CONSUMMATE THE MERGER		57
7.1.	Conditions to Obligations of Each Party to Effect the Merger	57
SECTION 8 - TERMINATION, AMENDMENT AND WAIVER		58
8.1.	Termination	58
8.2.	Effect of Termination	60
8.3.	Fees and Expenses	60
8.4.	Amendment	60
8.5.	Waiver	61
SECTION 9 - MISCELLANEOUS		61
9.1.	No Survival	61
9.2.	Notices	61
9.3.	Entire Agreement	62
9.4.	Governing Law	62
9.5.	Binding Effect; No Assignment; No Third-Party Beneficiaries	62
9.6.	Counterparts and Signature	63
9.7.	Severability	63
9.8.	Submission to Jurisdiction; Waiver	63
9.9.	Enforcement	63
9.10.	Rules of Construction; Certain Definitions	64
9.11.	No Waiver; Remedies Cumulative	65
9.12.	Waiver of Jury Trial	65

iii

ANNEXES

Annex I – Form of Certificate of Incorporation of the Surviving Corporation

Annex II – Form of Tender and Voting Agreement

Annex III – Conditions to the Offer

Index of Defined Terms

Section

Acceptance Time	5.2(b)
Acquisition Proposal	5.2(a)
Adverse Recommendation Change	5.2(c)
Affiliate	1.10(c)
Agreement	Preamble
Alternative Acquisition Agreement	5.2(c)
Assignee	9.5(a)
CERCLA	3.18(b)
Certificate of Merger	1.4
Certificates	2.2(b)
Closing	1.5
Closing Date	1.5
Code	2.8
Company	Preamble
Company Balance Sheet	3.6(a)
Company Board of Directors	Recitals
Company Disclosure Schedule	SECTION 3
Company Joint Venture	3.4(c)
Company’s knowledge	9.10(b)
Company Material Adverse Effect	3.1(a)
Company Option	2.4
Company Preferred Stock	3.3(a)
Company SEC Reports	3.5
Company Stockholder Approval	6.1
Company Stock Plans	2.4(a)
Company Subsidiary	3.4(a)
Company Warrants	2.5
Confidentiality Agreement	1.2(c)
Continuing Employees	6.9(b)
Current D&O Insurance	6.7(b)
DGCL	Recitals
Dissenting Shares	2.3(a)
Effective Time	1.4
Environmental Laws	3.18(e)(i)
ERISA	3.16(a)
ERISA Affiliate	3.16(b)
Exchange Act	1.1(a)
Exchange Fund	2.2(a)
Expiration Date	1.1(a)
FCPA	3.9(c)
FDA	3.9(e)
Good Clinical Practices	3.9(h)

Table of Contents, continued

Good Laboratory Practices	3.9(h)
Good Manufacturing Practices	3.9(i)
Governmental Entity	9.10(b)
Hazardous Materials	3.18(e)(ii)
HSR Act	3.19
Indemnified Parties	6.7(a)
Independent Directors	6.8(a)
IRS	3.16(c)
Jefferies	3.21(a)
Laws	3.9(b)
Material Contract	6.7(b)
Maximum Premium	6.7(b)
Merger	1.3(a)
Merger Agreement	Annex II
Merger Consideration	2.1(c)
Minimum Condition	Annex III
Notice Period	5.2(d)
OECD Convention	3.9(c)
Offer	Recitals
Offer Documents	1.1(b)
Offer Price	Recitals
Offer to Purchase	1.1(a)
on a fully diluted basis	9.10(b)
Outside Date	8.1(b)
Parent	Preamble
Parent Balance Sheet	6.7(b)
Parent Material Adverse Effect	6.7(b)
Parent SEC Reports	1.1(a)
Paying Agent	2.2(a)
Permits	3.9(a)
Permitted Investment	5.2(g)
person	9.10(b)
Plans	3.16(a)
Principal Stockholders	Recitals
Programs	3.9(k)
Prohibited Payment	3.9(c)
Proprietary Rights	3.12(a)
Proxy Statement	1.8(a)(ii)
Real Property	3.12(b)
Regulation M-A	1.1(b)
Release	3.18(e)(iii)
Reporting Tail Endorsement	6.7(b)
Restraints	8.1(b)
Restricted Shares	3.3(b)
Rights Agent	Recitals
Sarbanes-Oxley Act	3.3(b)

Table of Contents, continued

Schedule 14D-9	3.6(b)
Schedule TO	1.1(b)
SEC	1.1(a)
Section 409A	3.16(h)
Securities Act	3.11(c)
Shares	Preamble
Special Meeting	1.8(a)(i)
Sub	Preamble
Sub Common Stock	2.1
Superior Proposal	5.2(c)
Surviving Corporation	1.3(a)
Tax	3.15(a)
Taxable	3.15(a)
Tax Return	3.15(a)
Tender Completion Time	6.2
Tender and Voting Agreements	Recitals
Termination Fee	8.2(b)
Top-Up Option	1.10(a)
Top-Up Shares	1.10(a)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of July 28, 2009 is among United States Surgical Corporation (“Parent”), a Delaware corporation and wholly-owned, indirect subsidiary of Covidien plc, an Irish company, Covidien Delaware Corp. (“Sub”), a newly-formed Delaware corporation and a direct or indirect wholly-owned subsidiary of Parent, and Power Medical Interventions, Inc. (the “Company”), a Delaware corporation.

R E C I T A L S

WHEREAS, Parent and the Board of Directors of each of Sub and the Company has approved the acquisition of the Company by Parent on the terms and conditions set forth in this Agreement;

WHEREAS, in furtherance thereof, it is proposed that Sub commence a cash tender offer (as it may be amended from time to time as permitted by this Agreement, the “Offer”) to acquire all shares of the issued and outstanding common stock, par value $0.001 per share, of the Company (the “Shares”), for $2.08 for each Share, net to each seller in cash, without interest, or any such higher consideration per Share as may be paid in the Offer (the “Offer Price”);

WHEREAS, the Board of Directors of each of Sub and the Company has approved this Agreement and the transactions contemplated hereby, including the Merger (as defined in Section 1.3(a)) following the Offer in accordance with the Delaware General Corporation Law (“DGCL”) and upon the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of the Company (the “Company Board of Directors”) has determined that the consideration to be paid for each Share in the Offer and the Merger is fair to the holders of such Shares and has resolved to recommend that the holders of Shares accept the Offer and adopt this Agreement and approve the Merger upon the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent entering into this Agreement, certain Company stockholders (the “Principal Stockholders”) have entered into tender and voting agreements, dated as of the date hereof, in substantially the form attached hereto as Annex II, pursuant to which, among other things, each of the Principal Stockholders has agreed to tender his, her or its Shares to Sub in the Offer (the “Tender and Voting Agreements”); and

WHEREAS, the Company, Parent and Sub desire to make certain representations, warranties, covenants and agreements in connection with the Offer, the Merger and the other transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

SECTION 1 - THE OFFER AND THE MERGER

1.1.          The Offer.

(a)           Provided that this Agreement shall not have been terminated in accordance with Section 8.1 and none of the events described in any of paragraphs (a) or (b) of Annex III hereto have occurred and be continuing (unless waived by Parent or Sub), Sub shall, and Parent shall cause Sub to, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) the Offer within ten (10) business days following the date hereof.  The obligations of Sub to accept for payment and to pay for any Shares validly tendered and not withdrawn prior to the expiration of the Offer (as it may be extended in accordance with requirements of this Section 1.1(a)) shall be subject only to the conditions set forth in Annex III hereto. Subject to the prior satisfaction or waiver by Parent or Sub of conditions set forth in Annex III hereto, Sub shall, and Parent shall cause Sub to, consummate the Offer in accordance with its terms and accept for payment and pay for all Shares tendered and not withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer.  The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that contains the terms set forth in this Agreement and the conditions set forth in Annex III hereto.  Parent expressly reserves the right to waive any of such conditions, to increase the Offer Price and to make any other changes in the terms of the Offer; provided, however, that Sub shall not, and Parent shall cause Sub not to, decrease the Offer Price or change the form of consideration in which any component of the Offer Price is payable, decrease the number of Shares sought in the Offer, waive or change the Minimum Condition (as defined in Annex III hereto), modify or amend any of the conditions set forth in Annex III hereto or otherwise modify or amend any other term or condition of the Offer, in each case in any manner adverse to the holders of the Company Common Stock, impose any conditions to the Offer that are not set forth on Annex III hereto, or extend the Offer beyond a date that is twenty-one (21) business days after commencement of the Offer or the last extension (as permitted in accordance with this Section 1.1), if any, of the Offer, whichever is later (the “Expiration Date”) except as set forth below, in each case without the prior written consent of the Company (such consent to be authorized by the Company Board of Directors or a duly authorized committee thereof).  Notwithstanding the foregoing, but subject to the parties’ respective rights to terminate this Agreement in accordance with Section 8.1, Sub shall, upon the written request of the Company at least one business day before the then-scheduled expiration date, and may, without the consent of the Company, (i) extend the Offer beyond the initial expiration date if, at any scheduled (or extended) expiration of the Offer, any of the conditions set forth in Annex III hereto (other than the Minimum Condition) shall not be satisfied or waived for up to two periods of not more than ten (10) business days per extension, (ii) from time to time, extend the Offer if at the scheduled or extended Expiration Date the Minimum Condition is not satisfied, for up to two periods of ten (10) business days per extension or (iii) extend the Offer for any period required by any rule, regulation or interpretation of the United States Securities and Exchange Commission (“SEC”), or the staff thereof, applicable to the Offer.  In addition to the foregoing and excluded from any such limitations, Sub also may provide a “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act.

(b)           On the date of commencement of the Offer, Parent and Sub shall file with the SEC, pursuant to Regulation M-A under the Exchange Act (“Regulation M-A”), a Tender

Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”).  The Schedule TO shall include, as exhibits, the Offer to Purchase and a form of letter of transmittal and summary advertisement (collectively, together with any amendments and supplements thereto, the “Offer Documents”).  Subject to Section 5.2, the Company hereby consents to the inclusion in the Offer Documents of the recommendation and the approval of the Company Board of Directors referred to in Section 3.20(a).  The Offer Documents will comply in all material respects with all applicable provisions of the Exchange Act.  Parent and Sub agree to take all commercially reasonable steps necessary to cause the Offer Documents to be filed with the SEC and, subject to the Company’s compliance with Section 1.2(c), disseminated to holders of Shares, in each case as and to the extent required by applicable Law.  Parent and Sub, on the one hand, and the Company, on the other hand, agree to promptly correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by Law.  Parent and Sub further agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable Law.  The Company shall be given a reasonable opportunity to review and comment on the Schedule TO and any amendment thereto before it is filed with the SEC, and Parent and Sub shall give due consideration to all reasonable additions, deletions or modifications thereto suggested by the Company and its legal counsel.  In addition, Parent and Sub agree to provide the Company with any comments, whether written or oral, that Parent, Sub or their counsel may receive from time to time prior to the expiration or termination of the Offer, from the SEC or its staff with respect to the Offer Documents, promptly upon receipt of such comments, and any written or oral responses thereto, and the Company shall have the right to consult with Parent, Sub and their counsel prior to responding to any such comments, either in written or oral form.  The Company and its legal counsel shall be given a reasonable opportunity to review any responses to such comments or communications, and Parent and Sub shall give due consideration to all reasonable views and comments of the Company and its legal counsel with respect thereto.

(c)           Parent shall provide or cause to be provided to Sub promptly following the expiration of the Offer or any subsequent extension thereof, as applicable, all funds necessary to promptly pay in full in cash the aggregate Offer Price for those Shares that have been validly tendered and not withdrawn pursuant to the Offer and that Sub is obligated to accept for payment pursuant to the Offer and permitted to accept for payment under applicable Law.

1.2.          Company Actions.

(a)           Subject to Section 5.2 and to any consents or approvals of the Company’s stockholders required under applicable Law, the Company hereby approves of and consents to the Offer, the Merger and the other transactions contemplated hereby.

(b)           On the date the Offer is commenced, the Company shall, in a manner that complies in all material respects with Rule 14d-9 under the Exchange Act, file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) which shall, subject to the provisions of Section 5.2, contain the recommendation and the approval of the Company Board of Directors referred to in Section 3.20(a).  The Company further agrees to take all commercially reasonably steps necessary to cause the Schedule 14D-9 to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable Law.  The Company, on the one hand, and Parent and Sub, on the other hand, agree to promptly correct and supplement any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by Law.  The Company agrees to take all commercially reasonable steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of the Shares, in each case as and to the extent required by applicable Law.  Parent and Sub shall be given the opportunity to review and comment on the Schedule 14D-9 and any amendment thereto before filing with the SEC, and the Company shall give due consideration to all reasonable additions, deletions or changes thereto suggested by Parent and its legal counsel.  In addition, the Company agrees to provide Parent and Sub any comments, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments, and to consult with Parent, Sub and their counsel prior to responding to any such comments, either in written or oral form, and the Company shall give due consideration to the views and comments of Parent and its legal counsel with respect thereto.

(c)           The Company shall promptly furnish or cause to be furnished to Parent or Sub security position listings, mailing labels and computer files containing the names and addresses of the record holders of the Shares as of a recent date, and of those persons becoming record holders subsequent to such date, and shall promptly furnish Parent or Sub with such information and assistance (including, but not limited to, lists of holders of the Shares, updated periodically, and their addresses, mailing labels and lists of security positions) as Parent or Sub or its agent(s) may reasonably request.  Subject to applicable Law, such information shall be held confidential by Parent and Sub under the terms of the confidentiality agreement, dated February 2, 2009 entered into between Tyco Healthcare Group LP d/b/a Covidien and the Company (as amended, the “Confidentiality Agreement”).  For the avoidance of doubt, the parties agree that the Confidentiality Agreement does not restrict steps to prepare, file or disseminate the Offer Documents and any other documents necessary to consummate the transactions contemplated hereby.

1.3.          The Merger.

(a)           Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.4), the Company and Sub shall consummate a merger (the “Merger”) in accordance with the DGCL pursuant to which (i) Sub will be merged with and into the Company and the separate corporate existence of Sub will thereupon cease; (ii) the Company will be the successor or surviving corporation in the Merger and will continue to be governed by the Laws of the State of Delaware; (iii) the corporate existence of the Company with all its properties, rights, privileges, immunities, powers and franchises will continue; and (iv) the Company will succeed to and assume all the rights and obligations of Sub.  The corporation surviving the Merger is sometimes hereinafter referred to as the “Surviving Corporation.”  The Merger shall have the effects set forth in the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

(b)           At the Effective Time, the certificate of incorporation of the Company shall, by virtue of the Merger, be amended and restated in its entirety to read in the form of Annex I hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(c)           At the Effective Time, and without any further action on the part of the Company or Sub, the bylaws of the Company shall be amended and restated in their entirety to be identical to the bylaws of Sub as in effect immediately prior to the Effective Time (except that such bylaws shall be amended to reflect that the name of the Surviving Corporation shall be Power Medical Interventions, Inc.), and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided by the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.

1.4.          Effective Time.  Parent, Sub and the Company shall cause an appropriate certificate of merger complying with Section 251 of the DGCL or an appropriate certificate of ownership and merger complying with Section 253 of the DGCL, as applicable (the “Certificate of Merger”), to be executed and filed on the Closing Date (as defined in Section 1.5) (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Delaware as provided in the DGCL.  The Merger shall become effective on the time and date on which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such later time and date as is specified in the Certificate of Merger (provided, however, that such later time and date shall not be more than five (5) business days after the filing without the written consent of the Company), such time hereinafter referred to as the “Effective Time.”

1.5.          Closing.  The closing of the Merger (the “Closing”) will take place at 9:00 a.m. (Boston time) on a date to be specified by the parties, such date to be no later than the second (2nd) business day after satisfaction or waiver of all of the conditions set forth in SECTION 7 capable of satisfaction prior to the Closing (the “Closing Date”), at the offices of Ropes & Gray LLP, One International Place, Boston, Massachusetts 02110, unless another date or place is agreed to in writing by the parties hereto.

1.6.          Directors and Officers of the Surviving Corporation.  The directors of Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, and the officers of Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, in each case until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.  Prior to the Effective Time, the Company shall cause each member of the Company Board of Directors, other than Parent’s or Sub’s designees pursuant to Section 6.8, to execute and deliver a letter effectuating his or her resignation as a director of the Company upon the Effective Time.

1.7.          Subsequent Actions.  If at any time after the Effective Time the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either the Company or Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each such corporation or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

1.8.          Stockholders’ Meeting.

(a)           If required by applicable Law in order to consummate the Merger, the Company, acting through the Company Board of Directors, in accordance with applicable Law and the Company’s certificate of incorporation and bylaws, shall:

(i)            duly call, give notice of, convene and hold a special meeting of its stockholders to consider the adoption of this Agreement and the approval of the Merger (the “Special Meeting”) as soon as reasonably practicable following the Acceptance Time;

(ii)           as soon as reasonably practicable following the Acceptance Time, prepare and file with the SEC under the Exchange Act a preliminary proxy or information statement relating to the Merger and this Agreement and use commercially reasonably efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined) and, after Parent shall have had a reasonable opportunity to review and comment on the Proxy Statement, respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (in either case, the “Proxy Statement”) to be mailed to its stockholders as promptly as practicable;

(iii)          subject to Section 5.2, include in the Proxy Statement the recommendation of the Company Board of Directors that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger; and

(iv)          use commercially reasonable efforts to solicit from holders of Shares proxies in favor of the adoption of this Agreement and the approval of the Merger and take all other action reasonably necessary or advisable to secure the approval of stockholders required by the DGCL and any other applicable Law and the Company’s certificate of incorporation and bylaws (if applicable) to effect the Merger.

(b)           Parent agrees to vote, or cause to be voted, all of the Shares then beneficially owned by it or Sub in favor of the adoption of this Agreement and the approval of the Merger.

1.9.          Merger Without Meeting of Stockholders.  Notwithstanding Section 1.8, in the event that Parent, Sub or any other subsidiary of Parent shall acquire at least ninety percent (90%) of the outstanding shares of each class of capital stock of the Company entitled to vote on the Merger, pursuant to the Offer, upon exercise of the Top-Up Option (as defined in Section 1.10(a)) or otherwise, the parties hereto agree, subject to SECTION 7, to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with and subject to the DGCL.

1.10.        Top-Up Option.

(a)           Subject to clause (c) below, the Company hereby grants to Sub an irrevocable option (the “Top-Up Option”), exercisable only on the terms and conditions set forth in this Agreement, to purchase at a price per share equal to the Offer Price paid in the Offer up to that number of newly issued Shares (the “Top-Up Shares”) equal to the lowest number of Shares that, when added to the number of Shares directly or indirectly owned by Parent or Sub at the time of exercise of the Top-Up Option, shall constitute one share more than ninety percent (90%) of the Shares outstanding immediately after the issuance of the Top-Up Shares (determined on a fully diluted basis); provided, however, that (i) the Top-Up Option shall not be exercisable for a number of Shares in excess of the Shares authorized and unissued at the time of exercise of the Top-Up Option and (ii) the Top-Up Option may not be exercised unless, following the Acceptance Time or after a subsequent offering period, eighty percent (80%) or more of the Shares shall be directly or indirectly owned by Parent or Sub.  The Top-Up Option shall be exercisable only once at any time following the Acceptance Time and prior to the earlier to occur of (A) the Effective Time and (B) the termination of this Agreement in accordance with its terms.

(b)           The parties shall cooperate to ensure that the issuance and delivery of the Top-Up Shares comply with all applicable Laws, including compliance with an applicable exemption from registration of the Top-Up Shares under the Securities Act.  If Sub wishes to exercise the Top-Up Option, Sub shall give the Company one (1) business day’s prior written notice, specifying (i) the number of Shares directly or indirectly owned by Parent at the time of such notice and (ii) a place and a time for the closing of such purchase.  The Company shall, as soon as reasonably practicable following receipt of such notice, deliver written notice to Sub specifying, based on the information provided by Sub in its notice, the number of Top-Up Shares.  At the closing of the purchase of Top-Up Shares, the purchase price owed by Sub to the Company therefor shall be paid to the Company (A) in cash, by wire transfer or cashier’s check or (B) by issuance by Sub to the Company of a promissory note on terms reasonably satisfactory to the Company.

(c)           The obligation of the Company to deliver Top-Up Shares upon the exercise of the Top-Up Option is subject to the conditions that (i) no provision of any applicable Law and no judgment, injunction, order or decree shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Shares in respect of such exercise, (ii) due to the exercise of the Top-Up Option, the number of Shares owned by Parent, Sub and their Affiliates will constitute one Share more than ninety percent (90%) of the number of Shares that will be outstanding on a fully-diluted basis immediately after the issuance of the Top-Up Shares and (iii)

Sub has accepted for payment all Shares validly tendered in the Offer and not withdrawn.  For all purposes of this Agreement, the term “Affiliate” when used with respect to any person means any other person who is an “affiliate” of that first person within the meaning of Rule 405 under the Securities Act.

(d)           Parent and Sub acknowledge that the Shares that Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act and will be issued in reliance upon an exemption for transactions not involving a public offering.  Parent and Sub represent and warrant to the Company that Sub is, or will be upon any purchase of Top-Up Shares, an “accredited investor,” as defined in Rule 501 of Regulation D under the Securities Act.  Sub agrees that the Top-Up Option, and the Top-Up Shares to be acquired upon exercise of the Top-Up Option, if any, are being and will be acquired by Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

SECTION 2 - CONVERSION OF SECURITIES

2.1.          Conversion of Capital Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any Shares or any shares of common stock, par value $0.01 per share, of Sub (“Sub Common Stock”):

(a)           Sub Common Stock.  Each issued and outstanding share of Sub Common Stock shall be converted into and become one (1) fully paid and nonassessable share of common stock of the Surviving Corporation.

(b)           Cancellation of Treasury Stock and Parent-Owned Stock.  All Shares that are owned by the Company as treasury stock and any Shares owned by Parent or Sub shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be payable in exchange therefor.

(c)           Conversion of Shares.  Each issued and outstanding Share (other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares (as defined in Section 2.3(a))) shall be converted into the right to receive the Offer Price, payable to the holder thereof in cash, without interest (the “Merger Consideration”).  From and after the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (a “Certificate”) or book-entry share (a “Book-Entry Share”) representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor, without interest thereon, upon the surrender of such certificate in accordance with Section 2.2.

2.2.          Exchange of Certificates.

(a)           Paying Agent.  Parent shall designate Continental Stock Transfer & Trust Company or another bank or trust company that is reasonably acceptable to the Company to act as agent for the holders of Shares in connection with the Merger (the “Paying Agent”) and to receive the aggregate funds to which holders of Shares shall become entitled pursuant to Section 2.1(c).  Parent shall cause the Surviving Corporation to provide to the Paying Agent on a timely basis, promptly after the Effective Time and as and when needed after the Effective Time, cash necessary to pay for the Shares converted into the right to receive the Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”).  If for any reason the Exchange Fund is inadequate to pay the amounts to which holders of Shares shall be entitled under Section 2.1(c), Parent shall promptly deposit or cause the Surviving Corporation promptly to deposit additional cash with the Paying Agent sufficient to make all payments of Merger Consideration, and Parent and the Surviving Corporation shall in any event be liable for payment thereof.  The Paying Agent may invest the cash in the Exchange Fund as directed by Parent.  Any interest and other income resulting from such investments shall be paid to Parent.

(b)           Exchange Procedures.  Promptly after the Effective Time, the Paying Agent shall, and Parent shall cause the Paying Agent to, mail to each holder of record of a Certificate or a Book-Entry Share, which immediately prior to the Effective Time represented outstanding Shares, whose shares were converted pursuant to Section 2.1(c) into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate or Book-Entry Shares shall pass, only upon delivery of the Certificates or Book-Entry Shares to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify); and (ii) instructions for effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration. Upon surrender of a Certificate or Book-Entry Shares for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed and properly completed and such other documents as may be reasonably requested by the Paying Agent, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate or Book-Entry Share, and the Certificate or Book-Entry Share so surrendered shall forthwith be cancelled.  Until surrendered as contemplated by this Section 2.2, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Section 2.2, without interest thereon, and shall not evidence any interest in, or any right to exercise the rights of a stockholder or other equity holder of, the Company or the Surviving Corporation.

(c)           Transfer Books; No Further Ownership Rights in Shares.  At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company.  From and after the Effective Time, the holders of Certificates or Book-Entry Shares evidencing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable Law.  If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this SECTION 2.

(d)           Termination of Exchange Fund; No Liability.  At any time following six (6) months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent and not disbursed (or for which disbursement is pending subject only to the Paying Agent’s routine administrative procedures) or required by the terms of this Agreement to be disbursed at or prior to such date to holders of Certificates and Book-Entry Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation

(subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares, without any interest thereon.  Notwithstanding the foregoing, none of Parent, the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate or Book-Entry Share for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  If Certificates or Book-Entry Shares are not surrendered prior to two (2) years after the Effective Time, unclaimed Merger Consideration payable with respect to such Shares shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(e)           Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto; provided, however, that Parent may, in its sole discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to deliver an agreement of indemnification in form reasonably satisfactory to Parent, or a bond in such sum as Parent may reasonably direct as indemnity, against any claim that may be made against Parent or the Paying Agent in respect of the Certificate alleged to have been lost, stolen or destroyed.

2.3.          Dissenting Shares.

(a)           Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has complied with Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal.  From and after the Effective Time, a stockholder who has properly exercised such appraisal rights shall not have any rights of a stockholder of the Company or the Surviving Corporation with respect to such Shares, except those provided under Section 262 of the DGCL.  A holder of Dissenting Shares shall be entitled to receive payment of the appraised value of such Shares held by him, her or it in accordance with Section 262 of the DGCL, unless, after the Effective Time, such holder fails to perfect or withdraws or loses his, her or its right to appraisal, in which case such Shares shall be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of the Certificates or Book-Entry Shares, pursuant to Section 2.2.

(b)           The Company shall give Parent (i) prompt written notice of any written demands for appraisal (including copies of such demands) and attempted withdrawals of such demands and (ii) the opportunity to participate in the conduct of all negotiations and proceedings with respect to demands for appraisal.  Except with the prior written consent of Parent, the Company shall not voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for appraisal.

2.4.          Company Stock Plans.

(a)           The Company shall use commercially reasonable efforts to provide that, effective as of the Effective Time, each of the Company’s 1999 Stock Option Plan, 2000 Stock Option Plan, 2004 Stock Incentive Plan and 2007 Equity Incentive Plan (collectively, the “Company Stock Plans”) and each stock option, or other right to acquire Shares granted under the Company Stock Plans (each, a “Company Option” and collectively, the “Company Options”) outstanding immediately before the Effective Time shall be cancelled and of no further force or effect.  In consideration for the cancellation of the Company Options that are outstanding immediately before the Effective Time, the holders thereof (whether or not such Company Options shall otherwise be exercisable at the Effective Time) shall automatically (and without any further action being required on the part of the holders thereof) receive from Parent or its affiliates an amount in respect thereof equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price of each such Company Option and (ii) the number of unexercised Shares subject thereto (with all such payments to be subject to any applicable Tax withholding in accordance with Section 2.8).

(b)           As of the Effective Time, the Company Stock Plans shall terminate and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Company Subsidiary (as defined in Section 3.4(a)) shall be cancelled.  The Company shall use commercially reasonable efforts to effectuate the foregoing, including, but not limited to, sending out the requisite notices.

2.5.          Company Warrants.  The Company shall issue a letter to each holder of any warrant or other outstanding right (other than Company Options) to purchase Shares (such outstanding warrants or other rights, the “Company Warrants”), in which the Company shall request such holder to agree in writing within ten (10) calendar days that such warrant or other outstanding right shall terminate as of immediately prior to the Effective Time without any payment or Merger Consideration payable with respect thereto.  After the expiration of the ten (10) calendar day period, the Company shall send a follow up letter or make a single phone call to any holders that have not so agreed in writing to such termination prior to such time, in which the Company shall request that such holders promptly agree in writing that such warrant or other outstanding right shall terminate as of immediately prior to the Effective Time without any payment or Merger Consideration payable with respect thereto.  All Company Warrants not terminated prior to the Effective Time (the “Carryover Warrants”), whether vested or unvested, shall become, as of the Effective Time, a warrant to acquire with respect to each Share that the holder of such Carryover Warrant would have been entitled to receive had such holder exercised such Carryover Warrant in full immediately prior to the Effective Time, the Merger Consideration and shall otherwise be on the same terms and conditions as were applicable under such Carryover Warrant immediately prior to the Effective Time, including without limitation the same exercise price per share of Company Common Stock.

2.6.          Convertible Notes.  Promptly after the date hereof, the Company shall amend the outstanding 7% convertible senior secured notes due 2010 issued by the Company on March 30, 2007 (the “Convertible Notes”) to provide that the Convertible Notes, after the Effective Time, shall be convertible into the portion of the Merger Consideration receivable by a holder of that number of Shares into which the holder would have received had such holder converted the Convertible Notes in full immediately prior to the Effective Time.

2.7.          Section 16.  The Company Board of Directors shall, to the extent necessary, take appropriate action, prior to or as of the Acceptance Time, to approve, for purposes of Section 16(b) of the Exchange Act the disposition and cancellation of Shares (including derivative securities with respect to Shares) resulting from the transactions contemplated by this Agreement.

2.8.          Withholding.  Each of Parent and Surviving Corporation shall be entitled to deduct or withhold, or cause the Paying Agent to deduct or withhold, from any amounts payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Shares, Company Options or Company Warrants such amounts as are required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”) or any provision of Tax (as defined in Section 3.15) Law.  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

2.9.          Transfer Taxes.  If any payment pursuant to the Offer or the Merger is to be made to a person other than the person in whose name the surrendered Certificate or Book-Entry Share is registered or who is the holder of a Company Warrant or a Company Option as of the Effective Time, it shall be a condition of payment that the Certificate, Book-Entry Share, Company Warrant or Company Option so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid all transfer and other Taxes required by reason of the issuance to a person other than the registered holder of the Certificate or Book-Entry Share surrendered (or with respect to a Company Warrant or a Company Option, the holder as of the Effective Time) or shall have established to the satisfaction of Parent that such Tax either has been paid or is not applicable.

SECTION 3 - REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as set forth on the disclosure schedule delivered by the Company to Parent on the date hereof (the “Company Disclosure Schedule”), the section numbers of which are numbered to correspond to the section numbers of this Agreement to which they refer (provided, however, that an item disclosed in any section of the Company Disclosure Schedule shall be deemed to have been disclosed for each other section of the Company Disclosure Schedule to the extent the relevance of such disclosure to such other section of the Company Disclosure Schedule is reasonably apparent on the face of such disclosure), the Company hereby makes the following representations and warranties to, and agreements with, Parent and Sub:

3.1.          Organization and Qualification.

(a)           Each of the Company and each Company Subsidiary is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has corporate or similar power and authority to own, lease and operate its assets and to carry on its business as now being conducted.  Each of the Company and each Company Subsidiary is qualified or otherwise authorized to transact business as a foreign corporation or other organization in all jurisdictions in which such qualification or authorization is required by Law, except for jurisdictions in which the failure to be so qualified or authorized and in good standing would not reasonably be expected to have a Company Material Adverse

Effect.  “Company Material Adverse Effect” shall mean any change, event, circumstance, effect or development that, individually or in the aggregate with all other changes, events, circumstances, effects or developments that exist on the date of determination of the occurrence of a Company Material Adverse Effect, has had or is reasonably likely to have a material adverse effect on (i) the assets, properties, business, results of operations or condition (financial or other) of the Company and the Company Subsidiaries, taken as a whole or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement, provided, however, that in no event shall changes, events, circumstances, effects or developments to the extent resulting from any of the following be taken into account in determining whether there is, has been or is reasonably likely to be a “Company Material Adverse Effect”:  (A) changes in conditions of the economy or financial, debt, credit or securities markets in general that in each case, do not have a materially disproportionate impact on the Company and the Company Subsidiaries, taken as a whole, relative to other persons engaged in business in the medical device industry, (B) changes in conditions affecting the medical device industry, in each case, without a materially disproportionate impact on the Company and the Company Subsidiaries, taken as a whole, relative to other persons engaged in business in the medical device industry, (C) changes to applicable Law or generally accepted accounting principles or, in either case, the interpretation thereof, that do not have a materially disproportionate impact on the Company and the Company Subsidiaries, taken as a whole, relative to other persons engaged in business in the medical device industry, (D) any change in the trading price or trading volume of the Shares (it being understood that the underlying facts or circumstances giving rise to any such change may be taken into account in determining whether there has been or is likely to be a Company Material Adverse Effect if such facts and circumstances are not otherwise excluded pursuant to clauses (A) through (I) of this definition), (E) the announcement of the execution of this Agreement or the pendency of the Offer and the Merger, (F) any failure of the Company to meet securities analysts’ published or internal projections or forecasts or estimates of earnings or revenues (it being understood that the underlying facts or circumstances giving rise to any such failure may be taken into account in determining whether there has been or is likely to be a Company Material Adverse Effect if such facts and circumstances are not otherwise excluded pursuant to clauses (A) through (I) of this definition), (G) war, sabotage or terrorism in the United States or any other country or region in the world that does not have a materially disproportionate impact on the Company and the Company Subsidiaries, taken as a whole, relative to other persons engaged in business in the medical device industry, (H) the Company’s failure to maintain the listing of the Shares on the NASDAQ Global Market with respect to matters prior to November 21, 2008 or (I) failure by the Company or any Company Subsidiary to maintain an adequate amount of operating cash (it being understood that the underlying facts or circumstances giving rise to any such failure may be taken into account in determining whether there has been or is likely to be a Company Material Adverse Effect if such facts and circumstances are not otherwise excluded pursuant to clauses (A) through (I) of this definition).

(b)           The Company has previously provided or made available to Parent true and complete copies of the certificate of incorporation and bylaws or other organizational documents of the Company and each Company Subsidiary as presently in effect, and none of the Company or any Company Subsidiary is in default in the performance, observation or fulfillment of such documents, except, in the case of Company Subsidiaries, such defaults that, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

3.2.          Authority to Execute and Perform Agreement.  The Company has the corporate power and authority to enter into, execute and deliver this Agreement and, subject, in the case of the consummation of the Merger, to the adoption of this Agreement by the holders of the Shares, to perform fully its obligations hereunder.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Company Board of Directors.  No other corporate action on the part of the Company is necessary to consummate the transactions contemplated hereby (other than the adoption of this Agreement by the holders of the Shares and the filing of a certificate of merger or other appropriate document with the Secretary of State of the State of Delaware).  This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by each of Parent and Sub, constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity.

3.3.          Capitalization.

(a)           The authorized capital stock of the Company as of the date of this Agreement consists of 200,000,000 Shares and 5,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”).  The rights and privileges of each class of the Company’s capital stock are as set forth in the Company’s certificate of incorporation.  As of July 23, 2009, (i) 17,187,791 Shares were issued and outstanding and (ii) no shares of Company Preferred Stock were issued or outstanding.

(b)           Section 3.3(b) of the Company Disclosure Schedule includes a list, as of the date of this Agreement, of (i) each outstanding Company Option, including the name of the applicable holder, the Company Stock Plan under which each Company Option is granted, the grant date, the applicable vesting schedule, the expiration date, the exercise price, and whether any option is an incentive stock option, (ii) the total number of Shares reserved for future issuance under each Company Stock Plan, and (iii) each grant of Shares that are subject to repurchase by the Company or forfeiture (such shares, “Restricted Shares”), including the name of the applicable holder, the Company Stock Plan under which such Restricted Shares were issued, the issue date, the applicable vesting schedule and the repurchase price relating to each grant of Restricted Shares, if any.  The Company Stock Plans (including all amendments) have been duly approved by the Company’s stockholders to the extent required by applicable Law, stock exchange rule or the terms of such Company Stock Plan.  The Company has made available to the Parent complete and accurate copies of all (x) Company Stock Plans, (y) forms of stock option agreements evidencing Company Options and (z) forms of agreements evidencing Restricted Shares.

(c)           Section 3.3(c) of the Company Disclosure Schedule includes a list, as of the date of this Agreement, of each outstanding Company Warrant, including the name of the applicable holder, the agreement or other document under which such Company Warrants were granted and sets forth a complete and accurate list of all holders of Company Warrants indicating the number of Shares subject to each Company Warrant, and the exercise price, the date of grant and the expiration date thereof.

(d)           Except as set forth in Section 3.3(a) of this Agreement or Section 3.3(b), Section 3.3(c) or Section 3.3(d) of the Company Disclosure Schedule, (i) there are not as of the date of this Agreement, and at the Acceptance Time there will not be, any equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (ii) there are not as of the date of this Agreement, and at the Acceptance Time there will not be, any options, warrants, equity securities, calls, rights, commitments or agreements to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound obligating the Company or any Company Subsidiary to issue, exchange, transfer, deliver, sell or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity or voting interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity or voting interests, or obligating the Company or any of Company Subsidiary to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement, other than the Top-Up Option.  The Company does not have any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations.  None of the Company, the Company Subsidiaries, or to the Company’s knowledge, any Affiliate of the Company, is a party to or is bound by any agreement with respect to the voting (including proxies) or sale or transfer of any shares of capital stock or other equity or voting interests of the Company.  Except as contemplated by this Agreement and except to the extent arising pursuant to applicable state takeover or similar Laws, there are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other similar agreement to which the Company or any Company Subsidiary is bound with respect to any securities of the Company.

(e)           All outstanding Shares are, and all Shares subject to issuance as specified in Section 3.3(b) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company’s certificate of incorporation or bylaws or any agreement to which the Company is bound.

(f)            There are no obligations, contingent or otherwise, of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Shares or the capital stock of the Company or any Company Subsidiary.  The Company has no outstanding bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders may vote.

3.4.          Company Subsidiaries.

(a)           Section 3.4(a) of the Company Disclosure Schedule sets forth a true and complete list of the names, jurisdictions of organization and capitalization of each Company Subsidiary and, for the Company and each Company Subsidiary, the jurisdictions in which it is qualified to do business.  Section 3.4(a) of the Company Disclosure Schedule also sets forth for each such Company Subsidiary the individuals who comprise the board of directors or comparable body for each such entity.  The Company agrees to take, or cause to be taken, commercially reasonable actions to ensure that those individuals will resign and be replaced by individuals specified by Parent effective as of the Effective Time.  All issued and outstanding shares or other equity interests of each Company Subsidiary are owned directly by the Company free and clear of any charges, liens, encumbrances, security interests or adverse claims.  As used in this Agreement, “Company Subsidiary” means any corporation, partnership or other organization, whether incorporated or unincorporated, of which (i) the Company or any Company Subsidiary is a general partner or (ii) at least 50% of the securities or other interests having voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, partnership or other organization are directly or indirectly owned or controlled by the Company or by any Company Subsidiary, or by the Company and one or more Company Subsidiary.

(b)           Each Company Subsidiary is a corporation duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the Laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation (to the extent such concepts are applicable) in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Company Material Adverse Effect.  There are not as of the date hereof, and at the Effective Time there will not be, any subscriptions, options, conversion or exchange rights, warrants, repurchase or redemption agreements, or other agreements, claims or commitments of any nature whatsoever obligating any Company Subsidiary to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered, sold, repurchased or redeemed, shares of the capital stock or other securities of any Company Subsidiary or obligating the Company or any Company Subsidiary to grant, extend or enter into any such agreement.  To the knowledge of the Company, there are no stockholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the voting of the capital stock of any Company Subsidiary.

(c)           Section 3.4(c) of the Company Disclosure Schedule sets forth, for each Company Joint Venture (as defined below), the interest held by the Company and the jurisdiction in which such Company Joint Venture is organized.  Interests in Company Joint Ventures held by the Company are held directly by the Company, free and clear of any charges, liens, encumbrances, security interests or adverse claims.  The term “Company Joint Venture” means any corporation or other entity (including partnership, limited liability company and other business association) that is not a Company Subsidiary and in which the Company or one or more Company Subsidiaries owns an equity interest (other than equity interests held for passive investment purposes which are less than five percent (5%) of any class of the outstanding voting securities or other equity of any such entity).

(d)           The Company does not control, directly or indirectly, any corporation, partnership or other entity that is not a Company Subsidiary.

3.5.          SEC Reports.  The Company has filed or furnished (as applicable) all registration statements, forms, reports, certifications and other documents required to be filed by the Company with the SEC since June 30, 2006.  All such registration statements, forms, reports and other documents (including those filed or furnished by the Company during such period, whether or not required to be so filed or furnished, and that the Company may file after the date hereof until the Closing) are referred to herein as the “Company SEC Reports.”  The Company SEC Reports, and giving effect to any amendments or supplements thereto, (i) were or will be filed on a timely basis, (ii) at the time filed, complied, or will comply when filed, as of each respective filing date as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act applicable to such Company SEC Reports and (iii) except as set forth in Section 3.5 of the Company Disclosure Schedule, did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading in any material respect.  No Company Subsidiary is required to file any form, report or other document with the SEC.  Section 3.5 of the Company Disclosure Schedule lists all effective registration statements filed by the Company on Form S-3 or Form S-8 or otherwise relying on Rule 415 under the Securities Act.

3.6.          Financial Statements.

(a)           Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Company SEC Reports at the time filed, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of the Company and the Company Subsidiaries, except that the unaudited interim financial statements were or are subject to normal and recurring year end adjustments which were or will not be material in amount or effect.  The consolidated audited balance sheet of the Company as of December 31, 2008 included in the audited financial statements set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 is referred to herein as the “Company Balance Sheet.”

(b)           The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”).  Each required form, report and document (including any amendment thereof and supplement thereto) containing financial statements that has been filed with or submitted or will be filed with or submitted to the SEC since June 30, 2006 was or will be accompanied by the certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and Rule 13a-14 or 15d-14 promulgated under the Exchange Act and, at the time of filing or submission of each such certification, such certification complied or will comply in all material respects with the applicable provisions of the Sarbanes-Oxley Act and Rule 13a-14 or 15d-14 promulgated under the Exchange Act.

(c)           The Company maintains a system of internal accounting controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP.  The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act.  Such disclosure controls and procedures are designed to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company SEC Reports.  Since the date of the filing of the Company’s most recent annual report on Form 10-K, prior to the date of this Agreement, the Company’s outside auditors and the audit committee of the Company Board of Directors have been advised of all significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting existing on or prior to the date hereof which adversely affect the Company’s ability to record, process, summarize and report financial information, each of which is set forth in Section 3.6(c) of the Company Disclosure Schedule, and have not been advised of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.  Any material change in internal control over financial reporting and any significant deficiency or material weakness in the design or operation of internal control over financial reporting required to be disclosed in any Company SEC Report or in any form, report or document filed by the Company with the SEC has been so disclosed.

(d)           The Company is not a party to, or does not have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company SEC Reports.

3.7.          Absence of Undisclosed Liabilities.  The Company has no liabilities of a type required to be reflected or disclosed on the consolidated balance sheet of the Company (including the notes thereto) prepared in accordance with GAAP, other than liabilities (a) adequately reflected or reserved against on the Company Balance Sheet, (b) included in Section 3.7 of the Company Disclosure Schedule, (c) incurred since the date of the Company Balance Sheet in the ordinary course of business, in all material respects and consistent with past practice, or (d) in connection with this Agreement or the transactions contemplated hereby, for which estimates of such liabilities as of the date of this Agreement are set forth in Section 3.7 of the Company Disclosure Schedule.

3.8.          Absence of Adverse Changes.  Since the date of the Company Balance Sheet until the date of this Agreement, there has not occurred any change, event, circumstance or development that is reasonably likely to have a Company Material Adverse Effect.  From the date of the Company Balance Sheet until the date of this Agreement, except as contemplated hereby or as set forth in Section 3.8 of the Company Disclosure Schedule, (a) the business of the Company and the Company Subsidiaries, taken as a whole, has been conducted in the ordinary course of business and (b) none of the Company or any Company Subsidiary has taken any action that would have required the consent of Parent under Section 5.1(b) of this Agreement, had such action or event occurred after the date of this Agreement.

3.9.          Compliance with Laws.

(a)           The Company and the Company Subsidiaries, including their respective employees (to the extent applicable), have obtained each material Federal, state, county, local or foreign governmental consent, license, permit, grant or other authorization of a Governmental Entity (i) pursuant to which the Company or any Company Subsidiary currently operates or holds any interest in any of its properties or (ii) that is required for the operation of the business of the Company or any Company Subsidiary or the holding of any such interest ((i) and (ii) are herein collectively called “Permits”), and all of such Permits are in full force and effect, except where the failure to obtain or have any such Permit would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and no proceeding is pending or, to the knowledge of the Company, threatened, to revoke, suspend, cancel, terminate or adversely modify any such Permit.

(b)           Except as set forth in Section 3.9(b) of the Company Disclosure Schedule, the Company and the Company Subsidiaries are, and since June 30, 2006 have been, in compliance in all material respects with all federal, state, local or foreign laws, statutes, regulations, rules, ordinances and judgments, decrees, orders, writs and injunctions, of any court or Governmental Entity (collectively, “Laws”) relating to any of the property owned, leased or used by them, or applicable to their business, including, but not limited to, Laws relating to equal employment opportunity, discrimination, occupational safety and health, interstate commerce, anti-kickback, healthcare and antitrust.

(c)           Neither the Company, the Company Subsidiaries, nor any of their respective directors, officers or employees, nor, to the knowledge of the Company, any of their respective agents or distributors or any other person acting on behalf of the Company or any Company Subsidiary has since June 30, 2006 (i) violated in any material respect or is in violation in any material respect of any provision of the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”), (ii) violated in any material respect or is in violation in any material respect of any applicable Law enacted in any jurisdiction in connection with or arising under the OECD Convention Combating Bribery of Foreign Public Officials in International Business Transactions (the “OECD Convention”), (iii) made, offered to make, promised to make or authorized the payment or giving of, directly or indirectly, any bribe, rebate, payoff, influence payment, kickback or other unlawful payment or gift of money or anything of value prohibited under any applicable Law addressing matters comparable to those addressed by the FCPA or the OECD Convention implementing legislation concerning such payments or gifts in any jurisdiction (any such payment, a “Prohibited Payment”), (iv) been subject to any investigation by any Governmental Entity with regard to any Prohibited Payment, or (v) violated in any material respect or is in violation in any material respect of any other Laws regarding use of funds for political activity or commercial bribery.

(d)           Except as set forth in Section 3.9(d) of the Company Disclosure Schedule, the Company and the Company Subsidiaries, including their respective employees (to the extent applicable), are not, and since June 30, 2006 have not been, in violation of and have no liabilities, whether accrued, absolute, contingent or otherwise, under any Federal, state, local or foreign Law, including without limitation the Sarbanes-Oxley Act of 2002 and any rules and regulations promulgated thereunder, or any order, judgment, injunction, decree or other requirement of any court, arbitrator or governmental or regulatory body, relating to the operation of clinical testing laboratories, labor and employment practices, health and safety, zoning, pollution or protection of the environment; in each case, except for violations of or liabilities under any of the foregoing which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(e)           Neither the Company nor any Company Subsidiary has knowledge of any actual or threatened enforcement action by the U.S. Food and Drug Administration (the “FDA”) or any other Governmental Entity which has jurisdiction over the operations of the Company and the Company Subsidiaries, and none has received written notice of any pending or threatened claim by the FDA or any other Governmental Entity which has jurisdiction over the operations of the Company and the Company Subsidiaries against the Company or the Company Subsidiaries.

(f)            All material reports, documents, claims and notices required to be filed, maintained, or furnished to the FDA or any Governmental Entity by the Company or the Company Subsidiaries have been so filed, maintained or furnished.  All such reports, documents, claims, and notices were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing) such that no material liability exists with respect to the completeness or accuracy of such filing.

(g)           Except as set forth in Section 3.9(g) of the Company Disclosure Schedule, the Company and the Company Subsidiaries have not received any FDA Form 483 or Warning Letter or other material written correspondence or notice from the FDA or other Governmental Entity alleging or asserting noncompliance with any applicable Laws or Permits.

(h)           As of the date of this Agreement, neither the Company nor any Company Subsidiary has any ongoing clinical trials.  All studies, tests and preclinical and clinical trials being conducted by the Company or the Company Subsidiaries have been and are being conducted in material compliance with experimental protocols, procedures and controls pursuant to accepted professional scientific standards and applicable local, state and federal Laws, rules, and regulations, including, but not limited to the applicable requirements of Good Laboratory Practices or Good Clinical Practices, as applicable.  The Company and the Company Subsidiaries have not received any written notices or correspondence from the FDA or any other Governmental Entity requiring the termination, suspension or material modification of any ongoing or planned clinical trials conducted by, or on behalf of, the Company or the Company Subsidiaries, or in which the Company or the Company Subsidiaries have participated.  For the purposes of this Agreement, (i) “Good Clinical Practices” means the FDA’s standards for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials contained in 21 C.F.R. Parts 50, 54, and 812 and (ii) “Good Laboratory Practices” means the FDA’s standards for conducting non-clinical laboratory studies contained in 21 C.F.R. Part 58.

(i)            Except as set forth in Section 3.9(i) of the Company Disclosure Schedule, the manufacture of products by the Company and the Company Subsidiaries is being, and since June 30, 2006 has been, conducted in material compliance with the applicable provisions of FDA’s current Good Manufacturing Practices.  In addition, since June 30, 2006, the Company and the Company Subsidiaries have been in material compliance with all other applicable FDA requirements, including, but not limited to, registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 C.F.R. Part 807.  For the purposes of this Agreement, “Good Manufacturing Practices” means the requirements set forth in the Quality System Regulation for medical devices contained in 21 C.F.R. Part 820.

(j)            Except as set forth in Section 3.9(j) of the Company Disclosure Schedule, since June 30, 2006, the Company and the Company Subsidiaries have not either voluntarily or involuntarily, initiated, conducted, or issued, or caused to be initiated, conducted or issued, any recall, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice or other notice or action relating to any product or product candidate.  The Company is not aware of any facts which are reasonably likely to cause (i) the recall, market withdrawal or replacement of any product sold or intended to be sold by the Company or the Company Subsidiaries; (ii) a change in the marketing classification or a material change in labeling of any such products; or (iii) a termination or suspension of marketing of any such products.

(k)           Since June 30, 2006, the Company and the Company Subsidiaries have been in material compliance with federal or state criminal or civil Laws applicable to the business of the Company and the Company Subsidiaries (including without limitation the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), Stark Law (42 U.S.C. §1395nn), False Claims Act (31 U.S.C. §3729 et seq.), Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq), and any comparable state Laws), or the regulations promulgated pursuant to such Laws, or which are cause for civil penalties or mandatory or permissive exclusion from Medicare, Medicaid or any other state or federal health care program (“Program”).  There is no civil, criminal, administrative or other action, suit, demand, claim, hearing, investigation, proceeding, notice or demand, received by, or to the knowledge of the Company, pending or threatened against, the Company or any Company Subsidiary which could reasonably result in its exclusion from participation in any Program or other third party payment programs in which the Company or any Company Subsidiary participates.

(l)            The Company and the Company Subsidiaries are, and since June 30, 2006 have been, in compliance in all material respects with their respective obligations to report accurate pricing information for their products to Governmental Entities and to price reporting services relied upon by Governmental Entities and other payors, including, as applicable and without limitation, their obligation to report accurate Best Price and Average Manufacturer Price as required and defined in 42 U.S.C.A. § 1396r-8 and Medicaid rebate agreements entered into by the Company and the Company Subsidiaries, and Average Sales Price under the Medicare

Modernization Act of 2003, and their obligation to charge accurate prices to purchasers entitled to Federal Supply Schedule prices, Federal Upper Limit prices, and Federal Ceiling Prices.

(m)          The Company and the Company Subsidiaries are and since June 30, 2006 have been, in compliance in all material respects with all export control Laws, including those administered by the U.S. Department of Commerce and the U.S. Department of State, and asset control Laws, including those administered by the U.S. Department of the Treasury.

3.10.        Actions and Proceedings.

(a)           There are no material outstanding orders, judgments, injunctions, decrees or other requirements of any Governmental Entity against the Company, any Company Subsidiary or any of their securities, assets or properties.  Except as disclosed under the heading “Legal Proceedings” in the Company SEC Reports filed prior to the date hereof, there are no material actions, suits or claims or legal, administrative or arbitration proceedings pending or, to the knowledge of the Company, threatened against the Company, any Company Subsidiary, or any of their securities, assets or properties.

(b)           Except as set forth in Section 3.10(b) of the Company Disclosure Schedule, there are no pending nor, to the knowledge of the Company, threatened civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings or demand letters relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, in each case by, with or from a Governmental Entity, as applicable, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any product manufactured, distributed or sold by or on behalf of the Company or any Company Subsidiary.  There are no product liability claims pending against the Company other than as set forth in Section 3.10(b) of the Company Disclosure Schedule.

3.11.        Contracts and Other Agreements.

(a)           Except as set forth on Section 3.11(a) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to or bound by, and neither they nor their properties are subject to, any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) required to be filed as an exhibit to or disclosed in the Company SEC Reports prior to the date of this Agreement (each a “Material Contract”) that has not been so filed or disclosed.  Each Material Contract required to be (i) filed as an exhibit to the Company’s Annual Report on Form 10-K filed on March 27, 2009 or (ii) filed or disclosed in any Company SEC Report filed after December 31, 2008, is valid, in full force and effect and binding upon the Company or the applicable Company Subsidiary, and to the knowledge of the Company, binding upon the other parties thereto in accordance with its terms (except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity), the Company and the Company Subsidiaries have performed in all material respects their respective covenants thereunder, and neither the Company nor any applicable Company Subsidiary and, to the knowledge of the Company, no other party to any such Material Contract is in material default thereunder, nor, to the knowledge of the Company, does any condition exist that with notice or lapse of time or both would constitute a material default under any such Material Contract.  True and complete copies of all of the Material Contracts required to be filed as an exhibit to the Company’s Annual Report on Form 10-K filed on March 27, 2009 or filed or disclosed in any Company SEC Report filed after December 31, 2008 have been made available to Parent.

(b)           Except as provided in the Company SEC Reports filed prior to the date hereof, neither the Company nor any Company Subsidiary is a party to any agreement that limits or restricts in any material respects the Company, any Company Subsidiary or any of their affiliates or successors in competing or engaging in any line of business, in any therapeutic area, in any geographic area or with any person.

(c)           Neither the Company nor any Company Subsidiary is a party to any agreement obligating the Company to file a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), which filing has not yet been made, and the Company is in material compliance with each such agreement, all of which are listed on Section 3.11(c) of the Company Disclosure Schedule.  No registration rights involving the Company’s securities shall survive the consummation of the Merger.

(d)           Other than Material Contracts filed with the SEC prior to the date hereof and except as set forth on Section 3.11(d) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to any agreement (i) involving research, development or the license of Proprietary Rights (as defined in Section 3.12(a)), (ii) granting a right of first refusal, or right of first offer or comparable right with respect to Proprietary Rights, (iii) relating to a joint venture, partnership or other arrangement involving a sharing of profits, losses, costs or liabilities with another person, (iv) providing for the payment or receipt by the Company or any Company Subsidiary of milestone payments or royalties, (v) including or involving a loan to a director or officer, or (vi) that individually requires or that the Company reasonably expects will require aggregate expenditures by the Company and/or any Company Subsidiary in any twelve (12) month period of more than $100,000.

(e)           To the knowledge of the Company (as limited by the disclosure set forth on Section 3.11(e) of the Company Disclosure Schedule), no officer or director of the Company has (whether directly or indirectly through another entity in which such person has a material interest, other than as the holder of less than two percent (2%) of a class of securities of a publicly traded company) any material interest in any property or assets of the Company (except as a stockholder or employee), a Company Subsidiary, any competitor, customer, supplier or agent of the Company or a Company Subsidiary or any person that is currently a party to any material contract or agreement with the Company or any Company Subsidiary.

(f)            Neither the Company nor any Company Subsidiary is party to any interest rate, equity or other swap or derivative instrument.

3.12.        Property.

(a)           To the Company’s knowledge, and except as subject to the licenses identified in Section 3.12(a) of the Company Disclosure Schedule, the Company and the

Company Subsidiaries own, are licensed to use, or otherwise have the right to use all patents, trademarks, service marks, trade names, trade secrets, copyrights and all other intellectual property (including, without limitation, biological materials), all registrations of any of the foregoing, or applications therefor that are material to their businesses as presently conducted or as contemplated to be conducted (collectively, the “Proprietary Rights”), in each case free and clear of all liens, encumbrances, security agreements and restrictions (other than restrictions set forth in any licenses pursuant to which any such Proprietary Rights are granted to the Company or the Company Subsidiaries and other than restrictions set forth in any licenses pursuant to which any such Proprietary Rights are granted by the Company or the Company Subsidiaries).  To the knowledge of the Company, the issued patents, registered trademarks and registered copyrights referred to above are subsisting and in full force and effect.  With respect to patents, registered trademarks and registered copyrights owned by the Company, the Company has made payment when due of all maintenance fees and annuities and the filing of all necessary renewals, statements and certifications.  Assignment documents have been executed to transfer to the Company or a Company Subsidiary title to any registered or pending Company-owned Proprietary Rights previously owned by a third party, and the named inventors of each of the Company’s owned patent applications have assigned to the Company such patent applications.  To the Company’s knowledge, assignment documents have been filed with relevant Governmental Entities as may be necessary or appropriate to record the transfer to the Company or a Company Subsidiary title to any registered or pending Company-owned Proprietary Rights.  On the expiration date of the Offer, the Company shall provide Parent with a schedule of any Taxes, maintenance fees or actions falling due within 90 days of such expiration with respect to such patents, trademarks and copyrights.  Except as identified in Section 3.12(a) of the Company Disclosure Schedule, to the Company’s knowledge, the Company is not aware of any reasonable basis for any claim by any third party that the conduct of the businesses of the Company or the Company Subsidiaries infringe upon the proprietary rights of others, nor, to the Company’s knowledge, has the Company or any Company Subsidiary received any written charge, complaint, claim, demand, or notice alleging any such infringement, misappropriation or dilution (including any claim that the Company, a Company Subsidiary or any of their affiliates must license or refrain from using any intellectual property rights).  To the Company’s knowledge, no third party has infringed upon any of the Proprietary Rights, or asserted any competing claim of right to use or own any of, the Proprietary Rights owned by the Company.  Section 3.12(a) of the Company Disclosure Schedule identifies (i) all issued patents and registered trademarks that have been issued to the Company or a Company Subsidiary, (ii) each pending application therefor submitted by the Company or a Company Subsidiary, (iii) all issued patents, registered trademarks and pending applications therefor owned by a third party who has granted the Company or a Company Subsidiary exclusive rights thereto, (iv) all agreements to which the Company or a Company Subsidiary is a party and in which intellectual property rights of the Company or a Company Subsidiary are licensed by the Company or Company Subsidiary to a third party and (v) patent litigation proceedings involving the Company or a Company Subsidiary.  To the knowledge of the Company, none of the employment activities conducted by the employees of the Company or any Company Subsidiary on behalf of such entity violates any agreement or arrangement which any such employees have with former employers.  To the knowledge of the Company, all employees and consultants who contributed to the discovery or development of any of the subject matter of the Company’s owned patent applications did so either (x) within the scope of their employment such that, in accordance with applicable Law, all rights to such developed subject matter became the exclusive property of the Company or the Company Subsidiary or (y) pursuant to written agreements assigning all rights to such developed subject matter to the Company or a Company Subsidiary.  To the knowledge of the Company, each employee, contractor or consultant of the Company who has proprietary knowledge of or information relating to the manufacturing processes, or the formulation of the products, of the Company or a Company Subsidiary has executed and delivered to the Company an agreement or agreements by which such person agreed to restrict such person’s use and disclosure of confidential information of the Company.  Except as identified in Section 3.12(a) of the Company Disclosure Scheduled, or as would not reasonably be expected to have a Company Material Adverse Effect, there are no settlements, forbearances to sue, consents, judgments, or orders or similar obligations to which the Company or any Company Subsidiary is party that:  (i) restrict the conduct of the business of the Company or any of its employees; or (ii) grant to third parties any material rights under Proprietary Rights.  To the knowledge of the Company and except as would not reasonably be expected to have a Company Material Adverse Effect, no material trade secret of the Company has been disclosed to any third party in violation of confidentiality obligations to the Company and, to the knowledge of the Company, no party to a nondisclosure agreement with the Company is in material breach or default thereof.  No current or former director, officer, consultant or employee of the Company will, after giving effect to the Offer and the Merger, own any of the Proprietary Rights.  To the knowledge of the Company and except as would not reasonably be expected to have a Company Material Adverse Effect, the execution of, the delivery of, the consummation of the Offer and Merger contemplated by, and the performance of the Company’s obligations under, this Agreement will not result in any loss or impairment of any Proprietary Rights.  To the knowledge of the Company, neither government funding nor government, academic or non-profit research facilities were used in the development of any of the patent applications owned by the Company.

(b)           With respect to property other than Proprietary Rights, the Company and each Company Subsidiary has all assets, properties, rights and contracts necessary to permit the Company and the Company Subsidiaries to conduct their business as it is currently being conducted, except where the failure to have such assets, properties, rights and contracts would not reasonably be expected to have a Company Material Adverse Effect.  The Company and each Company Subsidiary has good, valid and marketable title to all of its material properties and material interests in properties and assets, real and personal, reflected in the Company Balance Sheet (except properties, interests in properties and assets sold or otherwise disposed of since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice), or with respect to leased properties and assets, valid leasehold interests in such properties and assets, in each case, free and clear of all imperfections of title, restrictions, encroachments, liens and easements, except (i) liens for current Taxes not yet due and payable, that are payable without penalty or that are being contested in good faith by appropriate proceedings, (ii) such imperfections of title, restrictions, encroachments, liens and easements as do not and would not reasonably be expected to materially detract from or interfere with the use or value of the properties subject thereto or affected thereby, or otherwise materially impair the business operations of the Company or the Company Subsidiaries and (iii) liens securing debt which are reflected on the Company Balance Sheet.  To the Knowledge of the Company, there are no written or oral subleases, licenses, occupancy agreements or other contractual obligations that grant the right of use or occupancy of any real property leased by the Company or any Company Subsidiary (collectively, the “Real Property”), and there is no person in possession of the Real Property other than the Company and the Company Subsidiaries.  There is no pending, or, to the knowledge of the Company, threatened eminent domain, condemnation or similar proceeding affecting any Real Property leased by the Company or a Company Subsidiary.  Section 3.12(b) of the Company Disclosure Schedule lists all Real Property leased by the Company or any Company Subsidiary.  Neither the Company nor any Company Subsidiary owns any Real Property.

3.13.        Insurance.  All policies or binders of material fire, liability, product liability, workers’ compensation, vehicular, directors’ and officers’ and other material insurance held by or on behalf of the Company and the Company Subsidiaries are in full force and effect in all material respects, are reasonably adequate for the businesses engaged in by the Company and the Company Subsidiaries as compared to companies of comparable sizes in comparable stages of development and, to the knowledge of the Company, are valid and enforceable in accordance with their terms.  Neither the Company nor any Company Subsidiary is in default in any material respect with respect to any provision contained in such policy or binder nor has any of the Company or a Company Subsidiary failed to give any notice or present any material claim under any such policy or binder in due and timely fashion.  All premiums for each policy or binder have been paid for the current period, and there are no outstanding premium finance payments due for such period. There are no material outstanding unpaid claims under any such policy or binder.  Neither the Company nor any Company Subsidiary has received notice of cancellation or non-renewal of any such policy or binder.  To the actual knowledge of the Company (without any duty of inquiry), all applications for the Company’s currently effective directors’ and officers’ insurance were true, correct and complete in all material respects when submitted to the carrier.  No coverage limits of material insurance policies covering the Company or a Company Subsidiary have been exhausted.  To the Company’s knowledge, none of the insurers of the Company or any Company Subsidiary have been declared insolvent or placed in receivership, conservatorship or liquidation.

3.14.        [Intentionally Omitted.]

3.15.        Tax Matters.

(a)           For purposes of this Agreement, the term “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means all United States federal, state and local, and all non-U.S., income, profits, franchise, gross receipts, payroll, transfer, sales, employment, social security, unemployment insurance, workers’ compensation, use, property, excise, value added, ad valorem, estimated, stamp, alternative or add-on minimum, recapture, capital, withholding and any other taxes, charges, duties, impositions or assessments, and any other taxes, fees, charges, levies, excises, duties or assessments of any kind whatsoever, together with all interest, penalties and additions imposed on or with respect to such amounts.  “Tax Return” means any return, declaration, report, claim for refund, tax shelter disclosure statements or information return or statement filed or required to be filed with any taxing authority in connection with the determination, assessment, collection or imposition of any Taxes, including any attachments thereto and any amendments thereof.

(b)           All federal income Tax Returns and other material Tax Returns required to be filed by or with respect to the Company and the Company Subsidiaries have been timely and properly filed.  All such Tax Returns are true, correct and complete in all material respects, and all material Taxes due and payable by the Company or the Company Subsidiaries, whether or not shown on any Tax Return, have been paid except for those Taxes that are being contested in good faith by appropriate proceedings and for which a specific reserve has been established on the Company Balance Sheet in accordance with generally accepted accounting principles.  To the Company’s knowledge, no claim has ever been made by any taxing authority in any jurisdiction where the Company or the Company Subsidiaries do not file Tax Returns that the Company or the Company Subsidiaries are or may be subject to taxation by that jurisdiction.

(c)           To the Company’s knowledge, there are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of the Company or the Company Subsidiaries, other than with respect to Taxes not yet due and payable or Taxes that are being contested in good faith through appropriate proceedings and for which a specific reserve has been established on the Company Balance Sheet in accordance with generally accepted accounting principles.

(d)           Except as set for on Schedule 3.15(d) of the Company Disclosure Schedule, no audit is currently pending or threatened with respect to any Tax Return of the Company or the Company Subsidiaries, nor have any material deficiencies for any outstanding Taxes been proposed, asserted, threatened or assessed against the Company or the Company Subsidiaries.

(e)           Neither the Company nor the Company Subsidiaries has extended or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax of the Company or the Company Subsidiaries.

(f)            With respect to any period for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, the Company has, in accordance with generally accepted accounting principles, made due and sufficient accruals for such Taxes (excluding any “deferred taxes” or similar items that reflect timing differences between tax and financial accounting principles) in the Company’s books and records.

(g)           The Company and the Company Subsidiaries have withheld all material amounts of Tax required by Law or contract to be withheld from the wages, salaries or other payments to (i) employees, independent contractors, creditors, stockholders of or consultants to the Company and (ii) any other third party.  Such withheld amounts were or will be duly and timely paid to the appropriate taxing authority to the extent required by applicable Law.  The Company and the Company Subsidiaries have complied in all material respects with all record-keeping and reporting requirements in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(h)           The Company and the Company Subsidiaries are not a party to or bound by, nor do they have any obligation under, any Tax sharing agreement or similar contract or arrangement.  Neither the Company nor any Company Subsidiary has any material liability for the Taxes of any other person (other than Taxes of any member of a consolidated group of which the Company is the common parent) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

(i)            Except as set for on Schedule 3.15(i) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has made any payment, or has been or is a party to any agreement, contract, arrangement or plan, that has resulted in or is reasonably likely to result in, separately or in the aggregate, the payment of any “excess parachute payment” within the meaning of Section 280G of the Code or in the imposition of an excise Tax under Section 4999 of the Code (or any corresponding provisions of state, local or non-U.S. Tax Law).  Except as set for on Schedule 3.15(i) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has been or is a party to, nor is otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of the excise Tax imposed by Section 4999 of the Code (or any corresponding provisions of state, local or non-U.S. Tax Law).

(j)            Neither the Company nor any Company Subsidiary has made any payment, or has been or is a party to any agreement, contract, arrangement or plan, that has resulted or is reasonably likely to result, separately or in the aggregate, in the payment of any compensation that will not be fully deductible as the result of Section 162(m) of the Code.

(k)           Since December 31, 2005, neither the Company nor any Company Subsidiary has distributed stock of another corporation, or has had its stock distributed by another corporation, in a transaction that was governed, or purported or intended to be governed, in whole or in part, by Sections 355 or 361 of the Code.

(l)            Since December 31, 2005, neither the Company nor any Company Subsidiary has (i) changed any financial or Tax accounting methods, policies or practices of the Company or any of the Company Subsidiaries, except as required by a change in generally accepted accounting principles or SEC rules, regulations or guidelines or applicable Law, (ii) made, revoked or amended any material Tax election of the Company or any of the Company Subsidiaries, (iii) filed any amended Tax Return or claim for refund of the Company or any of the Company Subsidiaries, (iv) entered into any closing agreement affecting any material Tax liability or refund of the Company or any the Company Subsidiaries or (v) settled or compromised any material Tax liability or refund of the Company or any of the Company Subsidiaries.

(m)          The Company has made available to Parent complete and correct copies of all requested Tax Returns, supporting working papers, examination reports, cost sharing or similar arrangements and statements of deficiencies assessed against or agreed to by the Company or any Company Subsidiary filed or received by the Company or any Company Subsidiary since December 31, 2003.

(n)           Except as set for on Schedule 3.15(n) of the Company Disclosure Schedule, the Company will not be required to include any material item of income in, or exclude any material item of deduction from, Taxable income for any Taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) adjustment under Section 481 of the Code (or any corresponding or similar provisions of state, local or non-U.S. Tax Law) made prior to the Closing Date or (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provisions of state, local or non-U.S. Tax Law) executed during the six (6) year period ending on the Closing Date.

(o)           Neither the Company nor any Company Subsidiary has engaged in any “reportable transaction” or “listed transaction” identified pursuant to Treasury Regulation Section 1.6011-4 or any corresponding or similar provisions of state, local or non-U.S. Law.

(p)           The Company has not made any election pursuant to Rev. Proc. 2004-34 to defer income recognition for income tax purposes on any amounts received prior to December 31, 2008 pursuant to contract payments.

3.16.        Employee Benefit Plans.

(a)           Section 3.16(a) of the Company Disclosure Schedule lists each material employee benefit plan (as hereinafter defined) (i) that is maintained, contributed (or required to be contributed) to, or sponsored by the Company or any Company Subsidiary, (ii) to which the Company or any Company Subsidiary is a party, or (iii) with respect to which the Company or any Company Subsidiary has any material liability, including any material contingent liability, for the payment or delivery of any premiums, compensation or benefits (collectively, the “Plans”).  For purposes of the preceding sentence, an “employee benefit plan” is any of the following that benefits or is intended to benefit any current or former employee or director (whether or not an employee) of, or consultant or other service provider (whether or not an employee) with respect to, the Company or an ERISA Affiliate (as defined in Section 3.16(b)), or the beneficiaries of any of them:  (A) a “plan” described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (B) a stock bonus, stock option, stock purchase, restricted stock, restricted stock unit, stock appreciation right, or other equity-based plan, policy, program, agreement or arrangement; or (C) an incentive, bonus, deferred compensation, welfare, retiree medical or life insurance, retirement, supplemental retirement, termination, salary continuation, severance, change in control, and any material fringe benefit or other material benefit plan, policy, program, agreement or arrangement, whether written or unwritten.  With respect to each Plan, the Company has made available to Parent a true and complete copy of each of the following (as applicable), together with all amendments:  (i) the plan document (or, where a Plan has not been reduced to writing, a summary of all material Plan terms), (ii) in the case of any funded Plan, the trust agreement or similar instrument, (iii) for each Plan subject to the requirement that annual reports be filed on a Form 5500, the most recently filed annual report, with schedules, financial statements and auditor’s opinion attached, (iv) in the case of each Plan intended to be qualified under Section 401(a) of the Code, the most recent IRS determination or opinion letter applicable to the Plan, (v) all related custodial agreements, insurance policies (including fiduciary liability insurance covering the Company fiduciaries of the Plan), administrative services and similar agreements, and investment advisory or investment management agreements, if any, and (vi) the most recent summary plan description, summaries of material modifications or similar summary.

(b)           None of the Company or any Company Subsidiary or any other person (including an entity) that together with the Company or any Company Subsidiary is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each such other person, an “ERISA Affiliate”) has at any relevant time contributed or been required to contribute to, or sponsored, maintained or participated in, (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (ii) a multiemployer plan (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA), (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which an ERISA Affiliate would reasonably be expected to incur liability under Section 4063 or 4064 of ERISA, or (iv) a voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code or a welfare benefit fund within the meaning of Section 419(e) of the Code.  Except for those Plans set forth in Section 3.16(b) of the Company Disclosure Schedule, the transactions contemplated by this Agreement will not, by themselves or together with any other event, cause or result in the payment, acceleration or vesting of any payment, right or benefit under any Plan.

(c)           Each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and is the subject of a favorable determination or opinion letter from the Internal Revenue Service (the “IRS”).  No such determination or opinion letter has been revoked and, to the Company’s knowledge, revocation has not been threatened.  No such Plan has been amended or operated since the date of its most recent determination or opinion letter in any respect, and no act or omission has occurred, that would reasonably be expected to adversely affect its qualification.

(d)           Each Plan has been maintained and administered at all times in material compliance with its terms.  Each Plan, including any associated trust or fund, has been established and administered in material compliance with the applicable provisions of ERISA, the Code and other applicable Law (including, where applicable, non-U.S. Law), and, to the knowledge of the Company, nothing has occurred with respect to any Plan that has subjected or could reasonably be expected to subject the Company or any ERISA Affiliate to any liability or penalty under Section 502 of ERISA or to any tax under Chapter 43 of the Code.  All filings and reports with respect to each Plan required to have been submitted to the IRS, the United States Department of Labor, or any other Governmental Entity have been duly and timely submitted.

(e)           No Plan provides health or life insurance benefits following retirement or other termination of employment, and neither the Company nor any Company Subsidiary has any obligation to provide any such benefits following retirement or other termination of employment, in each case except for benefit continuation coverage to the extent required under Part 6 of Subtitle B of Title I of ERISA or as otherwise set forth on Section 3.16(e) of the Company Disclosure Schedule.

(f)            With respect to each Plan, no administrative investigation, inquiry, audit or other proceeding by any Governmental Entity, and no other lawsuit, claim, or other controversy, other than claims for benefits in the ordinary course and proceedings with respect to qualified domestic relations orders, is pending or, to the knowledge of the Company, threatened.

(g)           With respect to each Plan, all contributions (including salary reduction contributions), premiums and other payments (i) to the extent due, have been timely made, and (ii) to the extent not yet due, have been appropriately accrued on the books of the Company and the Company Subsidiaries.

(h)           Each Plan subject to Section 409A of the Code (“Section 409A”) has been operated in good faith compliance with Section 409A.  No Plan which is subject to the requirements of Section 409A violates such requirements.  All outstanding Company Options granted by the Company after October 3, 2004 or which vest or vested (in whole or in part) after

December 31, 2004, have an exercise price that is not less than the fair market value of the underlying stock as of the date such Company Option was granted.  The Company is not a party to, nor is otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of the Tax imposed by Section 409A(a)(1)(B) of the Code.

(i)            Except for the Plans listed on Section 3.16(i) of the Company Disclosure Schedule,  no Plan is subject to the Laws of a jurisdiction other than the United States, whether or not United States Law also applies.  For purposes of the preceding sentence, the Commonwealth of Puerto Rico, Guam, American Samoa, the Northern Marianna Islands and the Virgin Islands shall be considered jurisdictions other than the United States.

(j)            Except as listed in Section 3.16(a) of the Company Disclosure Schedule, no Plan includes in its assets any securities issued by the Company or any Company Subsidiary.  No Plan has been subject to Tax under Section 511 of the Code.

3.17.        Employee Relations.

(a)           Except as set forth on Section 3.17(a) of the Company Disclosure Schedule, upon termination of the employment of any employees or the service relationship of any director or consultant, none of the Company, the Company Subsidiaries, the Surviving Corporation nor Parent shall be liable, by reason of the Offer or Merger, to any of such employees, directors, or consultants for severance pay or any other similar payments (other than accrued salary, vacation or sick pay in accordance with normal policies).  True and complete information as of the date of this Agreement as to the name, current job title, date of hire/election and base salary of all current employees, directors and executive officers of the Company has been provided or otherwise made available to Parent.

(b)           The Company and each Company Subsidiary is in compliance in all material respects with all applicable foreign, Federal, state and local Laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to employees.

(c)           No work stoppage or labor strike against the Company or any Company Subsidiary is pending or, to the knowledge of the Company, threatened.  Neither the Company nor any Company Subsidiary is involved in or, to the knowledge of the Company, threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any employee, including without limitation charges of unfair labor practices or discrimination complaints that, if adversely determined, could reasonably be expected to result in a Company Material Adverse Effect.  Neither the Company nor any Company Subsidiary has engaged in any unfair labor practices within the meaning of the National Labor Relations Act that could reasonably be expected to result in a Company Material Adverse Effect.  Neither the Company nor any Company Subsidiary is presently, nor has it been in the past, a party to or bound by any collective bargaining agreement or union contract with respect to employees other than as set forth in Section 3.17 of the Company Disclosure Schedule and no collective bargaining agreement is being negotiated by the Company or any Company Subsidiary.  To the knowledge of the Company, no union organizing campaign or activity with respect to non-union employees of the Company or any Company Subsidiary is ongoing, pending or threatened.

(d)           Section 3.17(d) of the Company Disclosure Schedule sets forth a list, as of the date of this Agreement, of all independent contractors (other than directors) currently performing services relating to the Company or any Company Subsidiary or under contract to perform such future services for the Company or any Company Subsidiary.  All such individuals have acknowledged in writing that they are not employees of the Company or any Company Subsidiary and are not entitled to any employee benefits.  Accurate and complete copies of all written agreements with any such independent contractor have been made available to Parent.

(e)           Section 3.17(e) of the Company Disclosure Schedule lists, as of the date of this Agreement, each oral or written agreement with any current employee, director or officer of the Company or any Company Subsidiary (i) under which the amount or timing of benefits are contingent, or the terms are altered, upon the occurrence of a transaction involving the Company or any Company Subsidiary of the nature of any of the transactions contemplated by this Agreement, (ii) providing any term of employment or compensation guarantee, or (iii) providing severance benefits or other benefits after the termination of employment of such employee, director or officer.

3.18.        Environmental Matters.  Except as set forth in Schedule 3.18 of the Company Disclosure Schedule:

(a)           Neither the Company nor any of the Company Subsidiaries has materially violated in the last five (5) years or is currently in material violation of, or has been notified in writing that it is in material violation of any Environmental Law (as defined in Section 3.18(e)(i)), and except in material compliance with Environmental Laws, neither the Company nor any of the Company Subsidiaries has generated, used, handled, transported or stored any Hazardous Materials (as defined in Section 3.18(e)(ii)) or shipped any Hazardous Materials for treatment, storage or disposal at any other site or facility.  There has been no generation, use, handling, storage or disposal of any Hazardous Materials by the Company or any of the Company Subsidiaries in material violation of any Environmental Law at any site owned or operated by, or premises leased by, the Company or any of the Company Subsidiaries during the period of the Company’s or such Company Subsidiary’s ownership, operation or lease nor, to the knowledge of the Company, has there been any Release (as defined in Section 3.18) of any Hazardous Materials into, on, at, under or from any such site or premises by the Company or any of the Company Subsidiaries during such period in material violation of any Environmental Law or which created or would reasonably be expected to create a material obligation of the Company or any Company Subsidiary pursuant to any Environmental Laws to report or respond to such Release or would create any material liability for the Company or the Company Subsidiary.  To the Company’s knowledge, there is no underground storage tank at any site owned or operated by, or premises leased by the Company or any Company Subsidiary which is the responsibility of the Company or any Company Subsidiary.

(b)           Neither the Company nor any Company Subsidiary has received written notification that, and the Company has no knowledge that, any site currently or formerly owned or operated by, or premises currently or formerly leased by, the Company or any Company Subsidiary is the subject of any Federal, state or local civil, criminal or administrative investigation evaluating whether, or alleging that, any action is necessary to respond to a Release or a threatened Release of any Hazardous Material.  To the Company’s knowledge, no such site or premises is listed, proposed for listing, on the National Priorities List or the Comprehensive Environmental Response, Compensation, and Liability Information System, both as maintained under the Federal Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), or on any comparable state governmental lists.  Neither the Company nor any Company Subsidiary has received written notification of any potential responsibility or liability of the Company or any Company Subsidiary pursuant to the provisions of (i) CERCLA, (ii) any similar Federal, state, local, foreign or other Environmental Law, or (iii) any order issued pursuant to the provisions of any such Environmental Law.

(c)           The Company and the Company Subsidiaries have obtained all material permits required by Environmental Law necessary to enable them to conduct their respective businesses as currently conducted and are in compliance in all material respects with such permits.  All such permits are in full force and effect and there are no pending (and, to the Company’s knowledge, no threatened) proceedings that seek the revocation, cancellation, suspension or any adverse modification of any such permits.

(d)           The Company previously has made available for review to Parent true and complete copies of all material environmental audits or risk assessments, site assessments, permits required under Environmental Laws, planning and reporting documents created under Environmental Laws, and all non-routine material correspondence with Governmental Entities in the Company’s possession relating to compliance with Environmental Laws, management of Hazardous Materials, or the environmental condition of properties presently or formerly owned, operated, or leased in connection with the business of the Company or any Company Subsidiaries (or any predecessor in interest in connection with the business of the Company or any Company Subsidiary).

(e)           For purposes of this Agreement:

(i)            “Environmental Laws” means any Federal, state, local or foreign Laws, regulations, codes, rules, orders, ordinances, permits and applicable requirements, in each case as amended and in effect in the jurisdiction in which the applicable site or premises are located, pertaining to the protection of human health, safety or the environment, including without limitation, the following statutes and all regulations promulgated thereunder: the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Federal Clean Air Act, 42 U.S.C. § 7401 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Toxic Substance Control Act, 15 U.S.C. § 2601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 1801 et seq.; the Atomic Energy Act, 42 U.S.C. § 2014 et seq.; the Occupational Safety and Health Act, as amended, 29 U.S.C. § 651 et seq.; any state or local statute of similar effect; and any Laws relating to protection of safety, health or the environment which regulate the management or disposal of biological agents or substances including medical or infectious wastes;

(ii)           “Hazardous Materials” means (A) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “chemical substances,” “toxic substances,” “toxic pollutants,” “pollutants,” “contaminants,” “pesticides,” or “oil” as defined in any applicable Environmental Law, or (B) any petroleum or petroleum products, natural or synthetic gas, radioactive materials, asbestos-containing materials, polychlorinated biphenyls, urea formaldehyde foam insulation, radon and any other substance defined or designated as hazardous, toxic or harmful to human health, safety or the environment under any Environmental Law; and

(iii)          “Release” has the meaning specified in CERCLA.

(f)            Section 3.18 is the exclusive Section with respect to representations and warranties related to Environmental Laws and Hazardous Substances.

3.19.        No Breach.  Except for (a) filings with the SEC under the Exchange Act, (b) filings with the Secretary of State of the State of Delaware contemplated herein, (c) the filing of a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act, as amended (the “HSR Act”) and any similar filings in foreign jurisdictions and (d) matters listed in Section 3.19 of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not (i) violate any provision of the certificate of incorporation or bylaws of the Company, (ii) violate, conflict with or result in the breach of any of the terms or conditions of, result in modification of, require any notice or action under, create or alter any material right or obligation under, or otherwise give any other contracting party the right to terminate, accelerate obligations under or receive payment under or constitute (or with notice or lapse of time or both constitute) a default under, any instrument, contract or other agreement to which the Company or any Company Subsidiary is a party or to which any of them or any of their assets or properties is bound or subject, (iii) violate any Law applicable to the Company or the Company Subsidiaries or by which any of the Company’s or the Company Subsidiaries’ assets or properties is bound, (iv) violate any Permit, (v) require any filing with, notice to, or permit, consent or approval of, any governmental or regulatory body, or (vi) result in the creation of any lien or other encumbrance on the assets or properties of the Company or a Company Subsidiary, excluding from the foregoing clauses (ii), (iii), (iv), (v), and (vi) violations, breaches and defaults which, and filings, notices, permits, consents and approvals the absence of which, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

3.20.        Board Approvals; Anti-Takeover; Vote Required.

(a)           The Company Board of Directors, at a meeting duly called and held, has (i) duly and validly approved and taken all corporate action required to be taken by it under applicable Law to adopt this Agreement and authorize the transactions contemplated hereby, (ii) resolved that the Merger and the transactions contemplated hereby are advisable and in the best interests of the stockholders of the Company, and (iii) subject to the other terms and conditions of this Agreement, resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares to Sub pursuant to the Offer, and adopt this Agreement and approve the Merger.  As of the date of this Agreement, none of the aforesaid actions by the Company Board of Directors has been amended, rescinded or modified.

(b)           The Company has taken all action required to be taken by it under applicable Law to ensure that no restrictions contained in any “fair price,” “control share acquisition,” “business combination” or similar statute (including Section 203 of the DGCL) will apply to the execution, delivery or performance of this Agreement and the tender and voting Agreements with the Principal Stockholders.

(c)           If approval by the Company’s stockholders is required under the DGCL to adopt this Agreement and approve the Merger, the only votes necessary for such approval are the affirmative votes of the holders of a majority of the outstanding Shares.

(d)           The Company (acting through a compensation committee of the Company’s Board of Directors composed solely of independent directors (as such term is used in Rule 14d-10(d) under the Exchange Act)) has taken all steps necessary to cause each compensation, severance or other benefit agreement, arrangement or understanding between the Company or a Company Subsidiary and any of its or their current or former officers, directors or employees who are eligible to participate in the Offer (or who otherwise hold Company Options) that was negotiated, executed or amended or that provides for any payments or benefits, in any case, in connection with the transactions contemplated by this Agreement to be approved so as to satisfy the requirements of the non-exclusive safe-harbor set forth in Rule 14d-10(d) under the Exchange Act.  The Company has provided copies of all resolutions adopted or actions taken in connection with such employment compensation arrangements, and each such employment compensation arrangement in existence as of the date of this Agreement is listed on Section 3.20(d) of the Company Disclosure Schedule.

3.21.        Financial Advisor.

(a)           The Company Board of Directors has received the opinion of Jefferies & Company, Inc. (“Jefferies”) to the effect that, as of the date of such opinion, the consideration to be received in the Offer and the Merger, taken together, by the holders of the Shares (other than as set forth in such opinion) is fair, from a financial point of view, to such holders.  The Company shall forward to Parent, solely for informational purposes, a copy of the written version of such opinion promptly following the execution of this Agreement and in no event later than two (2) business days after the date of this Agreement.

(b)           Other than as set forth on Section 3.21(b) of the Company Disclosure Schedule, no broker, finder, agent or similar intermediary has acted on behalf of the Company in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with the Company, or any action taken by the Company.  The Company previously has provided or made available to Parent a copy of the engagement letters set forth on Section 3.21(b) of the Company Disclosure Schedule, and the fees set forth therein are the only fees payable by the Company to the parties listed on such Schedule.

3.22.        Information in the Offer Documents and the Schedule 14D-9.  The information supplied by the Company expressly for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9, including any amendments thereof and supplements thereto, will not, on the date filed with the SEC and on the date first published or sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  The Schedule 14D-9, including any amendments thereof and supplements thereto, will comply in all material respects with the provisions of applicable federal securities or Delaware corporation Laws and, on the date filed with the SEC and on the date first published or sent or given to the Company’s stockholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that the Company makes no representation or warranty with respect to statements made in the Schedule 14D-9, including any amendments thereof and supplements thereto, based on information furnished by Parent or Sub expressly for inclusion therein.  The Company has obtained all necessary consents to permit the inclusion in its entirety, and a fair summary of the analysis underlying, the fairness opinion of Jefferies in the Schedule 14D-9, including any amendments thereof and supplements thereto.  Each member of the Company Board of Directors and each executive officer of the Company has advised the Company as of the date of this Agreement that his or her current intention is to tender all Shares, if any, beneficially owned by him or her pursuant to the Offer.

3.23.        Information in the Proxy Statement.  The Proxy Statement, if any, (and any amendment thereof and supplement thereto) at the date mailed to the Company’s stockholders and at the time of any meeting of the Company stockholders to be held in connection with the Merger, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or Sub expressly for inclusion in the Proxy Statement, including any amendments thereof and supplements thereto.  The Proxy Statement, including any amendments thereof and supplements thereto, as to information supplied by the Company for inclusion therein, will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and all applicable federal securities and Delaware corporation Laws.  The Company has obtained all necessary consents to permit the inclusion in its entirety, and a fair summary of the analysis underlying, the fairness opinion of Jefferies in the Proxy Statement, including any amendments thereof and supplements thereto.

SECTION 4 - REPRESENTATIONS AND WARRANTIES OF PARENT

Parent and Sub hereby make the following representations and warranties to the Company:

4.1.          Organization.

(a)           Parent is a corporation validly existing and in good standing under the Laws of the State of Delaware and has corporate or similar power and authority to own, lease and operate its assets and to carry on its business as now being conducted.  Parent is qualified or otherwise authorized to transact business as a foreign corporation or other organization in all jurisdictions in which such qualification or authorization is required by Law, except for jurisdictions in which the failure to be so qualified or authorized and in good standing would not reasonably be expected to Parent Material Adverse Effect (as defined below).  All of the issued and outstanding capital stock of Sub is owned, beneficially and of record, by Parent.  Except for obligations and liabilities incurred in connection with its incorporation and the transactions contemplated by this Agreement, Sub has not and, prior to the Acceptance Time, will not have incurred, directly or indirectly, any material obligations or liabilities or engaged in any business activities.

(b)           “Parent Material Adverse Effect” shall mean any change, event, circumstance, effect or development that, individually or in the aggregate with all other changes, events, circumstances, effects or developments that exist on the date of determination of the occurrence of a Parent Material Adverse Effect, has had or is reasonably likely to have a material adverse effect on the ability of Parent or Sub to consummate the transactions contemplated by this Agreement.

4.2.          Authority to Execute and Perform Agreement.

(a)           Each of Parent and Sub has corporate power and authority to enter into, execute and deliver this Agreement and to perform fully their obligations hereunder and the transactions contemplated hereby.  The Board of Directors of each of Parent and Sub has approved this Agreement and the transactions contemplated hereby.  No approval by Parent’s stockholders is required to adopt this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by each of Parent and Sub and constitutes a valid and binding obligation, enforceable against them in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity.

(b)           Except for (i) filings with the SEC under the Exchange Act, (ii) filings with the Secretary of State of the State of Delaware contemplated herein, and (iii) the filing of a Notification and Report Form under the HSR Act or any similar filings in foreign jurisdictions, the execution, delivery and performance of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby will not (A) violate any provision of the organizational documents of Parent or Sub, (B) violate, conflict with or result in the breach of any of the terms or conditions of, result in modification of, require any notice or action under, or otherwise give any other contracting party the right to terminate, accelerate obligations under or receive payment under or constitute (or with notice or lapse of time or both constitute) a default under, any instrument, contract or other agreement to which Parent or Sub is a party or to which either of them or any of their respective assets or properties is bound or subject, (C) violate any Law applicable to Parent or Sub or by which any of their respective assets or properties is bound, (D) violate any governmental permit, (E) require any filing with, notice to, or permit, consent or approval of, any Governmental Entity, excluding from the foregoing clauses (B), (C), (D) and (E) violations, conflicts, breaches, modifications and defaults which, and filings, notices, permits, consents and approvals the absence of which, in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of Parent and Sub to consummate the transactions contemplated hereby.

4.3.          Information in the Offer Documents.  The information supplied by either of Parent or Sub expressly for inclusion or incorporation by reference in the Offer Documents or the Schedule TO, including any amendments thereof and supplements thereto, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  The Schedule TO, including any amendments thereof and supplements thereto, will comply in all material respects with the provisions of applicable federal securities Laws and the DGCL and, on the date filed with the SEC and on the date first published or sent or given to the Company’s stockholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that neither of Parent or Sub makes any representation or warranty with respect to statements made in the Schedule TO, including any amendments thereof and supplements thereto, based on information furnished by the Company expressly for inclusion therein.

4.4.          Information in the Proxy Statement.  The Proxy Statement, if any (and any amendment thereof and supplement thereto), at the date mailed to the Company’s stockholders and at the time of any meeting of the Company stockholders to be held in connection with the Merger, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by either of Parent or Sub other than with respect to statements made therein based on information supplied by Parent or Sub expressly for inclusion in the Proxy Statement, including any amendments thereof and supplements thereto. The Proxy Statement, as to information supplied by either of Parent or Sub for inclusion therein, will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and all applicable federal securities and the DGCL.

4.5.          Sub.  Sub is duly organized, validly existing and in good standing as a Delaware corporation.  Sub has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

4.6.          Financing.  Parent currently has available to it, and Parent will cause Sub to have, (i) at the Acceptance Time, sufficient available funds to pay in full the aggregate Offer Price for all Shares validly tendered into the Offer, subject to the terms and conditions of the Offer and this Agreement and (ii) at the Effective Time, sufficient available funds to pay in full the aggregate Merger Consideration, the amounts payable to the holders of Company Options pursuant to this Agreement and the Note Amount, subject to the terms and conditions of this Agreement.

4.7.          Ownership of Shares.  During the three (3) years prior to the date hereof, neither Parent nor Sub has been an “interested party” with respect to the Company, as such term is used in Section 203 of the DGCL.

4.8.          Litigation.  There are no actions, suits or claims or legal, administrative or arbitration proceedings pending or, to the knowledge of Parent, threatened against Parent or Sub, or any of their officers or directors (in their capacity as such) that individually or in the aggregate would reasonably be expected to prevent, enjoin, alter or delay the Offer or the Merger.

4.9.          Financial Advisor.  Parent, and not the Company, shall be liable for any fee or other commission payable to any broker, finder, agent or similar intermediary engaged by Parent or Sub in connection with the transactions contemplated hereby.

4.10.        No Additional Representations.  Parent acknowledges and agrees that except as expressly set forth in this Agreement, neither the Company nor any of the Company Subsidiaries nor any of their respective Representatives (as defined herein) has made any representation or warranty, express or implied, to Parent or any of its representatives in connection with this Agreement, the Offer, the Merger or any of the other transactions contemplated hereby or thereby.  Without limiting the generality of the foregoing, Parent acknowledges and agrees that neither the Company nor any of the Company Subsidiaries nor any of their Representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or any of the Company Subsidiaries made available to Parent and its representatives, except as expressly set forth in this Agreement, and the Company shall not be subject to any liability to Parent or any other person, resulting from the Company’s having made available to Parent or its representatives such information, including in the “data room,” management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement.  Without limiting the foregoing, neither the Company nor any of the Company Subsidiaries nor any of their Representatives makes any representation or warranty to Parent with respect to any financial projection or forecast relating to the Company or any of the Company Subsidiaries.

SECTION 5 - COVENANTS AND AGREEMENTS

5.1.          Conduct of Business.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company and each Company Subsidiary shall, except to the extent that Parent shall otherwise consent in writing (including by electronic mail) (which consent shall not be unreasonably withheld, conditioned or delayed) and except as otherwise contemplated by this Agreement or expressly provided in Section 5.1 of the Company Disclosure Schedule, carry on its business in the ordinary course consistent with past practice.  Without limiting the generality of the foregoing, without the prior written consent of Parent (including by electronic mail) (which consent shall not be unreasonably withheld, conditioned or delayed) and except as otherwise specifically provided in this Agreement or in Section 5.1 of the Company Disclosure Schedule, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall observe the following covenants:

(a)           Affirmative Covenants Pending Closing.  The Company shall:

(i)            Preservation of Personnel.  Except for actions taken in the ordinary course of business consistent with past practice, use commercially reasonable efforts to keep available the services of present key employees of the Company and the Company Subsidiaries;

(ii)           Insurance.  Use commercially reasonable efforts to keep in effect all material casualty, product liability, workers’ compensation and other insurance policies in coverage amounts substantially similar to those in effect at the date of this Agreement;

(iii)          Preservation of the Business; Maintenance of Properties, Contracts.  Use commercially reasonable efforts to preserve intact the business organization of the Company and use commercially reasonable efforts to keep the Company’s properties substantially intact and to preserve its goodwill with its significant customers, suppliers and manufacturers;

(iv)          Intellectual Property Rights.  Use commercially reasonable efforts to preserve and protect the Proprietary Rights in the ordinary course consistent with past practice; and

(v)           Regulatory Matters.  Notify and consult with Parent promptly (A) after receipt of any material communication from any Governmental Entity or inspections of any manufacturing or clinical trial site and before giving any material submission to a Governmental Entity, and (B) prior to making any material change to a study protocol, adding new trials or making a material change to the development timeline for any of its product candidates or programs.

(b)           Negative Covenants Pending Closing.  The Company shall not:

(i)            Disposition of Assets.  Sell or transfer, or mortgage, pledge, lease, license or otherwise encumber any of its assets, including its Proprietary Rights, other than (A) sales or transfers, mortgages, pledges, licenses, leases or other encumbrances in the ordinary course of business (other than those sales, transfers, leases or licenses covered in clause (B)) in amounts not exceeding, in the aggregate, $100,000, and (B) sales, transfers, leases or licenses of inventory in the ordinary course of business;

(ii)           Liabilities.  Incur any indebtedness for borrowed money in excess of $100,000 in the aggregate or enter into any contract or commitment involving potential payments to or by the Company or any Company Subsidiary, other than in the ordinary course of business consistent with past practice, in an amount aggregating in excess of $250,000;

(iii)          Compensation.  Increase the compensation payable to any officer, director, employee, agent or consultant, or enter into any employment, severance, retention or similar agreement or arrangement with any officer, director, employee, agent or consultant of the Company or a Company Subsidiary, or adopt, or increase the benefits (including material fringe benefits) under, any employee benefit plan or otherwise, except (A) in each case, as required by Law or in accordance with existing agreements disclosed in the Company Disclosure Schedule and (B) in the case of compensation for employees, agents or consultants who are not officers or directors, in the ordinary course of business consistent with past practice; or make any loans to any of its directors, officers or employees, agents or consultants, or make any change in its existing borrowing or lending arrangements for or on behalf of any such persons pursuant to an employee benefit plan or otherwise;

(iv)          Capital Stock.  Make any change in the number of shares of its capital stock authorized, issued or outstanding or grant or accelerate the exercisability of any option, warrant or other right to purchase, or convert any obligation into, shares of its capital stock, declare or pay any dividend or other distribution with respect to any shares of its capital stock, sell or transfer any shares of its capital stock, or redeem or otherwise repurchase any shares of its capital stock; provided, however, the foregoing limitations shall not apply in connection with (A) the payment (which shall be in cash) of any dividends required to made under the Company’s certificate of incorporation, as in effect on the date hereof or (B) the conversion or exercise of convertible securities outstanding on the date of this Agreement and disclosed in this Agreement or in the Company Disclosure Schedule, including, without limitation, the issuance of Shares upon the exercise of Company Options or Company Warrants;

(v)           Certificate of Incorporation, Bylaws and Officers.  Cause or permit any amendments to the certificate of incorporation or bylaws of the Company or any Company Subsidiary or appoint any new officers;

(vi)          Acquisitions.  Make, or permit to be made, any material acquisition, lease, investment, or capital contribution outside the ordinary course of business consistent with past practice;

(vii)         Capital Expenditures.  Authorize any single capital expenditure in excess of $100,000 or capital expenditures which in the aggregate exceed $250,000;

(viii)        Accounting Policies.  Except as may be required as a result of a change in Law or in generally accepted accounting principles, change any of the accounting practices or principles used by it or restate, or become obligated to restate, the financial statements included in the Company’s most recent annual report on Form 10-K;

(ix)           Taxes.  Make, revise or amend any material Tax election (including any election pursuant to Rev. Proc. 2004-34 to defer income recognition for income tax purposes on any amounts received prior to December 31, 2008 pursuant to contract payments) or settle or compromise any material federal, state, local or non-U.S. Tax liability, change any annual tax accounting period, change any material method of Tax accounting, enter into any closing agreement relating to any material Tax, file any amended Tax Return, file any Tax Return in a manner inconsistent with past practice, surrender any right to claim a material Tax refund, or consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment;

(x)            Legal.  Commence, settle or compromise any pending or threatened suit, action or claim which (A) is material to the Company and the Company Subsidiaries, taken as a whole, or which relates to the transactions contemplated hereby, (B) would involve material restrictions on the business activities of the Company or any Company Subsidiary, or (C) would involve the issuance of Company securities;

(xi)           Extraordinary Transactions.  Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of the Company Subsidiaries (other than the Offer and Merger); or take any action to render inapplicable, or to exempt any person from the provisions of the DGCL or any other Law that purports to limit or restrict business combinations or the ability to acquire or vote shares of capital stock, except as contemplated by this Agreement;

(xii)          Payment of Indebtedness.  Pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the Company Balance Sheet or incurred in the ordinary course of business since the date of the Company Balance Sheet;

(xiii)         Loans and Advances.  Make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly-owned subsidiaries of the Company or customary advances to employees for travel and business expenses in the ordinary course of business);

(xiv)        WARN Act.  Effectuate a “plant closing” or “mass layoff,” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 or effectuate any similar action under any foreign Law;

(xv)         New Agreements/Amendments.  Except as contemplated in this Agreement, enter into or modify in any material respect, or permit a Company Subsidiary to enter into or modify in any material respect, any material license, development, research, collaboration agreement, lease or other contract with any other person, other than with respect to any such license, agreement, lease or other contract related to sales, transfers, leases or licenses of inventory in the ordinary course of business;

(xvi)        Confidentiality and Non-Competition Agreements.  Modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality agreement or non-competition agreement to which the Company is a party (other than as permitted under Section 5.2);

(xvii)       Authorizations, Agreements and Obligations.  Authorize or commit or agree, in writing or otherwise, to take, any of the foregoing actions.

(c)           Advice of Changes.  The Company shall promptly advise Parent orally and in writing of any change or event that has had or would reasonably be expected to have a Company Material Adverse Effect.

5.2.          No Solicitation.

(a)           The Company has ceased and terminated all, and the Company will not authorize or permit its Representatives to continue any, existing discussions, negotiations and communications with any persons or entities with respect to any offer or proposal relating to any transaction or proposed transaction or series of related transactions, other than the transactions contemplated hereby, involving: (A) any consolidation, business combination, tender or exchange offer, merger or similar transaction or license or sale of all or substantially all of the assets of the Company involving the Company or any Company Subsidiary; (B) any recapitalization, liquidation or dissolution of the Company or any Company Subsidiary or (C) any issuance by the Company individually or in the aggregate of over fifteen percent (15%) of its equity securities or (D) any acquisition or license of assets of the Company or the Company Subsidiaries (including for this purpose the outstanding equity securities of the Company Subsidiaries) for consideration equal to fifteen percent (15%) of the consolidated total assets of the Company and the Company Subsidiaries (each of clauses (A)-(D), an “Acquisition Proposal”).  Except as provided in this Section 5.2, from the date of this Agreement until the earlier of termination of this Agreement or the Effective Time, the Company shall not and shall not authorize or permit its officers, directors, employees, investment bankers, attorneys, accountants or other agents or those of its subsidiaries (collectively, “Representatives”) to directly or indirectly (i) initiate, solicit or knowingly encourage, or knowingly take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal, or (iii) engage in negotiations or discussions with, or provide any non-public information or data to, any person (other than Parent or any of its affiliates or representatives) relating to any Acquisition Proposal.  The Company agrees that any violations of the restrictions set forth in this Section 5.2 by any of its Representatives shall be deemed to be a breach of this Agreement (including this Section 5.2) by the Company.  Notwithstanding the foregoing, nothing contained in this Section 5.2 or any other provision hereof shall prohibit the Company or the Company Board of Directors from taking and disclosing to the Company’s stockholders its position with respect to any tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act.

(b)           Notwithstanding the foregoing, prior to the acceptance of Shares pursuant to the Offer (the “Acceptance Time”), the Company and its Representatives may furnish non-public information to any person pursuant to a confidentiality agreement with terms as to confidentiality no less favorable in any material respect to the Company than those contained in the Confidentiality Agreement and may negotiate and participate in discussions and negotiations with such person concerning an Acquisition Proposal if, but only if, such person has, in the absence of any material violation of this Section 5.2 by the Company which resulted in the making of such Acquisition Proposal, submitted a bona fide written proposal to the Company relating to any such Acquisition Proposal which the Board of Directors determines in good faith, after consultation with its financial advisor, is or is reasonably expected to lead to a Superior Proposal (as defined below).  From and after the date hereof and prior to the Acceptance Time, the Company shall promptly notify Parent in writing in the event that the Company, any Company Subsidiary or the Company’s Representatives receives any inquiry or request for discussions or negotiations regarding any Acquisition Proposal.  From and after the date hereof and prior to the Acceptance Time, the Company shall promptly (and in any event within twenty-four (24) hours) notify Parent in writing in the event that the Company, any Company Subsidiary or the Company’s Representatives receives (i) any Acquisition Proposal or (ii) any request for non-public information relating to the Company or any Company Subsidiary with respect to an Acquisition Proposal.  The Company shall provide Parent promptly (and in any event within such twenty-four (24) hour period) with the identity of such person and a copy of such Acquisition Proposal or request (or, where such Acquisition Proposal is not in writing, a written description of the material terms and conditions of such Acquisition Proposal or request).  The Company shall keep Parent reasonably promptly informed of the status of any Acquisition Proposal (including the material terms and conditions thereof and of any material modification thereto).  Without limiting the foregoing, the Company shall notify the Parent orally and in writing if it determines to begin providing information or to engage in negotiation before the Company provides information or engages in negotiations concerning an Acquisition Proposal and shall in no event provide such information or begin engaging in such negotiations prior to providing such notice.  The Company shall not, and shall cause the Company Subsidiaries not to, enter into any agreement with any person subsequent to the date of this Agreement that would restrict the Company’s ability to provide such information to Parent, and neither the Company nor any of the Company Subsidiaries is currently party to any agreement that prohibits the Company from providing the information described in this Section to Parent.  The Company shall not, and shall cause the Company Subsidiaries not to, terminate, waive any material benefit of, adversely amend or modify any provision of, or grant material permission or request under, any standstill or confidentiality agreement to which it or any of the Company Subsidiaries is or becomes a party; provided, however, that the Company and the Company Subsidiaries may respond to an unsolicited Acquisition Proposal submitted to the Company by a party that is bound by a standstill agreement and may decline to enforce or cause to be enforced its rights under such standstill agreement relating to the submission of such unsolicited Acquisition Proposal if, in either case, the Company Board of Directors determines in good faith, after consultation with outside counsel, that failure to so respond or failure to decline to take such action, as the case may be, would be inconsistent with the fiduciary duties of the Company Board of Directors to the stockholders of the Company under applicable Law.  The Company will promptly provide to Parent any non-public information concerning the Company or the Company Subsidiaries provided or made available pursuant to this Section 5.2(b) which was not previously provided or made available to Parent.

(c)           Except as set forth herein, neither the Company Board of Directors nor any committee thereof shall (i) withdraw, withhold, qualify or modify, or propose publicly to withdraw, withhold, qualify or modify, in a manner adverse to the transactions contemplated by this Agreement to Parent or Sub, the approval or recommendation by the Company Board of Directors or any such committee of the Offer, this Agreement or the Merger, (ii) approve or recommend or propose publicly to approve or recommend, any Acquisition Proposal (any action referred to in the foregoing clauses (i) and (ii) being referred to as an “Adverse Recommendation Change”) or (iii) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement with respect to an Acquisition Proposal (an “Alternative Acquisition Agreement”) providing for the consummation of a transaction contemplated by any Acquisition Proposal (other than a confidentiality agreement referred to in Section 5.2(b) entered into in the circumstances referred to in Section 5.2(b)).  For purposes of this Agreement, a “Superior Proposal” is a bona fide written Acquisition Proposal (with all percentages in the definition of “Acquisition Proposal” changed to fifty percent (50%), (A) on terms which the Company Board of Directors determines in its good faith judgment to be more favorable from a financial point of view to the holders of Shares than the transactions contemplated by this Agreement (after consultation with its financial and legal advisors), taking into account all the terms and conditions of such proposal and this Agreement, including the timing and likelihood of consummating the transactions contemplated by such proposal and this Agreement, and including consideration per share greater than the Offer Price, and (B) which the Company Board of Directors has determined to be reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

(d)           Notwithstanding anything in Section 5.2(c) to the contrary, prior to the Acceptance Time, if (i) the Company receives a written, bona fide Acquisition Proposal from a third party, (ii) a material breach by the Company of this Section 5.2 has not contributed to the making of such Acquisition Proposal, and (iii) the Company Board of Directors concludes in good faith, after consultation with outside counsel and its financial advisors, such Acquisition Proposal constitutes a Superior Proposal after giving effect to all of the adjustments to the terms of this Agreement which have been offered by Parent, if any, pursuant to this Section 5.2, the Company Board of Directors may, if it determines in good faith, after consultation with outside counsel, that failure to take such action would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, (A) effect an Adverse Recommendation Change and/or (B) terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (B), and any purported termination pursuant to the foregoing clause (B) shall be void and of no force or effect, unless in advance of or concurrently with such termination the Company (1) pays the fee required by and pursuant to the terms of Section 8.2 and (2) immediately following such termination enters into a binding definitive contract for such Superior Proposal; and provided, further, that the Company Board of Directors may not effect a change of its recommendation pursuant to the foregoing clause (A) or terminate this Agreement pursuant to the foregoing clause (B) unless (1) the Company shall not have materially breached this Section 5.2 in any respect which resulted in the Superior Proposal, (2) the Company shall have provided prior written notice to Parent, at least three (3) business days in advance (the “Notice Period”), of its intention to take such action with respect to such Superior Proposal, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of the proposed Alternative Acquisition Agreement that forms the basis of the Company’s intention with respect to such Superior Proposal, (3) prior to effecting such change of recommendation or terminating this Agreement to enter into a definitive Alternative Acquisition Agreement with respect to such Superior Proposal, the Company shall, and shall cause its Representatives to, during the Notice Period, to give Parent a reasonable opportunity to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal, and (4) following any adjustments described in the immediately preceding clause (3), such Acquisition Proposal continues to constitute a Superior Proposal.  In the event of any material revisions to the terms of the Superior Proposal after the start of the Notice Period, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section with respect to such new written notice, and the Notice Period shall be deemed to have re-commenced on the date of such new notice.  Notwithstanding the foregoing, if fewer than three (3) business days remains before the then scheduled expiration date of the Offer, the Notice Period with respect to the Company Board of Directors effecting a change of its recommendation pursuant to the foregoing clause (A) shall equal twenty-four (24) hours, provided, however, that, in such a circumstance, the Notice Period with respect to the Company terminating this Agreement pursuant to the foregoing clause (B) shall remain three (3) business days.  Any Adverse Recommendation Change shall not change the approval of the Company Board of Directors for purposes of causing any state takeover statute or other state Law to be inapplicable to the transactions contemplated by this Agreement, including each of the Offer and the Merger or by the tender and voting Agreements with Principal Stockholders.

(e)           Notwithstanding the foregoing, the Company Board of Directors may withdraw or modify its recommendation in the absence of a Superior Proposal if the Company Board of Directors has concluded in good faith, after consultation with its outside counsel, that failure to so withdraw or modify the recommendation would be inconsistent with its fiduciary obligations to the stockholders of the Company under applicable Law, provided, however, that the Company Board of Directors shall not so withdraw or modify its recommendation unless the Company has (A) provided to Parent at least three (3) business days’ prior written notice (or such shorter period as remains prior to the scheduled expiration date of the Offer) advising Parent that the Company Board of Directors intends to take such action and specifying the reasons therefore in reasonable detail and (B) during such three (3) business day period, or shorter period, if requested by Parent, engaged in good faith negotiations with Parent to amend this Agreement in such a manner that obviates the need or reason for the withdrawal or modification.

(f)            The Company shall promptly (but in no event later than two (2) business days after the date of this Agreement) demand that each individual or entity that, as of the date of this Agreement, has executed a confidentiality agreement in connection with potential Acquisition Proposal return (or destroy, to the extent permitted by the terms of the applicable confidentiality agreement) all confidential information furnished to such individual or entity by or on behalf of the Company or a Company Subsidiary.

(g)           Notwithstanding anything in this Section 5.2 to the contrary, if the Shares have not been accepted pursuant to the Offer prior to September 5, 2009, then commencing on September 5, 2009, the Company may (i) engage in the solicitations of, discussions regarding, the negotiations of, and the proposed documentation for, a transaction regarding a potential equity or debt investment in the Company from any venture capital, private equity or financial investment entities or any other entities that provide financing as their primary business or from individuals (a “Permitted Investment”) and (ii) provide confidential information to such parties pursuant to a confidentiality agreement containing customary terms and conditions in connection with such solicitations, discussions and negotiations, regardless of whether or not the Permitted Investment is or could reasonably be expected to be a Superior Proposal, provided, however, that in the event the Minimum Condition is met at the scheduled expiration of the Offer (or extended expiration of the Offer) in accordance with the terms of this Agreement on or after September 5, 2009, the Company shall immediately cease any such solicitations, discussions, negotiations and documentation.  In no event will the Company enter into any definitive or other binding agreement relating to a Permitted Investment prior to the termination of this Agreement.  In no event will the actions taken by the Company in compliance with this Section 5.2(g) be deemed to be an Adverse Recommendation Change or give rise to a right by Parent or the Company to terminate this Agreement; provided, however, that any actions taken by the Company or its Representatives to directly or indirectly initiate, solicit or knowingly encourage, or knowingly take any action to facilitate the making of, any offer or proposal which constitutes an Acquisition Proposal which is not a Permitted Investment under this Section 5.2(g) shall be deemed to be a material breach of this Section 5.2 for purposes of this Agreement; and provided, further, that in the event that solicitations, discussions or negotiations with a party with respect to a Permitted

Investment give rise to an Acquisition Proposal which is not a Permitted Investment under this Section 5.2(g), then the Company shall be subject to the terms, conditions and requirements of, and shall be entitled to the rights specified in, Sections 5.2(b)-(e), including with respect to the Company’s rights to effect an Adverse Recommendation Change and/or terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal.

SECTION 6 - ADDITIONAL AGREEMENTS

6.1.          Proxy Statement.  If required by the Exchange Act, the Company shall, as soon as practicable following the expiration of the Offer, prepare and file with the SEC the Proxy Statement in preliminary form, and each of the Company, Parent and Sub shall use their commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto.  The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement.  If at any time prior to receipt of the adoption of this Agreement by the required vote of the holders of the outstanding Shares (the “Company Stockholder Approval”) there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement to the extent required by applicable Law.  The Company shall give Parent the opportunity to review the Proxy Statement, including all amendments and supplements thereto, prior to it being filed with the SEC.  The Company shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after filing with the SEC.  Subject to the terms and conditions of this Agreement, the Proxy Statement shall contain the recommendation of the Company Board of Directors in favor of the Merger.

6.2.          Meeting of Stockholders of the Company.  If, following the Tender Completion Time, the adoption of this Agreement by the holders of Shares is required under the DGCL in order to consummate the Merger, the Company shall take all actions in accordance with applicable Law, the Company’s certificate of incorporation and bylaws to promptly and duly call, give notice of, convene and hold as promptly as practicable, a Special Meeting.  For purposes of this Agreement, the term “Tender Completion Time” means the latest to occur of (a) the Acceptance Time, (b) the closing of the purchase of the Top-Up Shares or the failure by Sub to exercise the Top-Up Option during the exercise period provided in Section 1.10 and (c) if at least one subsequent offering period is commenced by Sub, the expiration of the last subsequent offering period related to the Offer.

6.3.          Access to Information.  Prior to the Effective Time, Parent shall be entitled, through its employees and representatives, to have such access to the assets, properties, business and operations of the Company and the Company Subsidiaries as is reasonably necessary or appropriate in connection with Parent’s investigation of the Company with respect to the transactions contemplated hereby.  Any such investigation and examination shall be conducted at reasonable times during business hours upon reasonable advance notice and under reasonable circumstances so as to minimize disruption to or impairment of the Company’s business and the

Company shall reasonably cooperate fully therein.  No investigation by Parent shall diminish or obviate any of the representations, warranties, covenants or agreements of the Company contained in this Agreement.  In order that Parent may have full opportunity to make such investigation, the Company shall furnish the representatives of Parent during such period with all such information and copies of such documents concerning the affairs of the Company as such representatives may reasonably request and shall cause its Representatives to cooperate fully with the representatives of Parent in connection with such investigation.  The information and documents so provided shall be subject to the terms of the Confidentiality Agreement.  Notwithstanding the foregoing, neither the Company nor any Company Subsidiary shall be required to provide access to or to disclose information to the extent such access or disclosure would violate any applicable Law or binding agreement entered into prior to the date of this Agreement and listed in Section 6.3 of the Company Disclosure Schedule or would reasonably be expected to violate or result in the loss or material impairment of any attorney-client or work product privilege.

6.4.          Public Disclosure.  The initial press release concerning the Offer and the Merger shall be a joint press release and, thereafter, so long as this Agreement is in effect, neither Parent, Sub nor the Company will disseminate any press release or other announcement concerning the Merger, the Offer or this Agreement or the other transactions contemplated by this Agreement to any third party, except as may be required by Law or any stock market regulation, without the prior consent of each of the other parties hereto, which consent shall not be unreasonably withheld, conditioned or delayed.  The parties have agreed to the text of the joint press release announcing the execution of this Agreement.  Notwithstanding the foregoing, without prior consent of the other parties, each party (a) may communicate information that is not confidential to the other parties with financial analysts, investors and media representatives in a manner consistent with its past practice in compliance with applicable Law and (b) may disseminate material substantially similar to material included in a press release or other document previously approved for external distribution by the other parties.  Each party agrees to promptly make available to the other parties copies of any written communications made without prior consultation with the other parties.  The restrictions contained in this Section 6.4 shall not apply to any Company communications regarding either (a) an Acquisition Proposal or (b) an Adverse Recommendation Change, in each case made in accordance with the provisions of Section 5.2.

6.5.          Regulatory Filings; Reasonable Efforts.

(a)           As promptly as practicable after the date hereof, each of Parent, Sub and the Company shall make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required under applicable Law by any Governmental Entity in connection with the Offer, the Merger and the other transactions contemplated hereby, including, without limitation: (i) Notification and Report Forms with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice as required by the HSR Act, (ii) filings required by the merger notification or control Laws of any applicable jurisdiction, as agreed by the parties hereto, and (iii) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” Laws and the securities Laws of any foreign country, or any other applicable Laws or rules and regulations of any Governmental Entity relating to the Offer and the Merger.  Each of Parent and the Company will cause all documents that it is responsible for filing with any

Governmental Entity under this Section 6.5 to comply in all material respects with all applicable Laws of any Governmental Entity.

(b)           Each of Parent, Sub, and the Company shall promptly supply the other with any information which may be reasonably required in order to effectuate any filings or application pursuant to this Section 6.5.

(c)           Each of Parent, Sub and the Company will notify the others promptly upon the receipt of:  (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any applicable Laws and rules and regulations of any Governmental Entity.  Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 6.5(a), Parent, Sub or the Company, as the case may be, will promptly inform the others of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

(d)           Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated hereby, including complying in all material respects with all applicable Laws and with all rules and regulations of any Governmental Entity and using commercially reasonable efforts to accomplish the following:  (i) the causing of all the conditions set forth in SECTION 7 hereto and the conditions set forth in Annex III hereto to be satisfied and to consummate and make effective the Offer, the Merger and the other transactions contemplated hereby, (ii) the obtaining of all actions or nonactions, waivers, consents, clearances, approvals, orders and authorizations required to be obtained by the Company, Parent or Sub from Governmental Entities in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and the making of all registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) which are necessary or advisable with respect to this Agreement, the Offer and the Merger as required under applicable Laws, (iii) the obtaining of all reasonably requested consents, approvals or waivers from third parties (provided, that none of the Company, Parent or Sub shall be required to make any payment to any such third party or concede anything of value to obtain such consents), (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated hereby, and to carry out fully the purposes of, this Agreement.  In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Offer, the Merger, this Agreement or any of the other transactions contemplated hereby, use all commercially reasonable efforts to ensure that the Offer, the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger, this Agreement and the other transactions contemplated hereby.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the Company, Parent and Sub shall use commercially reasonable efforts to take, or cause to be taken, all such necessary actions.  Parent shall cause Sub to fulfill all Sub’s obligations under, and pursuant to, this Agreement.  Nothing in this Agreement shall require Parent, the Surviving Corporation or any other subsidiary of Parent to sell, hold separate, license or otherwise dispose of any assets or conduct their business in a specified manner, or agree or proffer to sell, hold separate, license or otherwise dispose of any assets or conduct their business in a specified manner, or permit or agree to the sale, holding separate, licensing or other disposition of, any assets of Parent, the Surviving Corporation or any other subsidiary of Parent or the Company, whether as a condition to obtaining any approval from, or to avoid potential litigation or administrative action by, a Governmental Entity or any other person or for any other reason.

6.6.          Notification of Certain Matters; Litigation.  Each party shall give notice to the other parties promptly upon gaining knowledge of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty made by such party in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time such that the condition set forth in Annex III hereto would not be satisfied, (b) any condition set forth in Annex III that is unsatisfied in any material respect as of any scheduled Expiration Date, and (c) any material failure of such party or any of its representatives to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder such that the condition set forth in Annex III hereto would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties, the conditions to the obligations of the parties under this Agreement or the remedies available to the party receiving such notification.  Without limiting the foregoing, the Company shall promptly notify Parent after it receives (i) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, (ii) any written notice that has come to the actual Knowledge of the Company (without any duty of inquiry) from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by the Agreement, and (ii) any actions, suits, claims, investigations or proceedings instituted against the Company or any of its directors, officers or Affiliates, including by any stockholder of the Company, before any court or Governmental Entity.

6.7.          Indemnification.

(a)           Parent agrees that any rights to indemnification or exculpation now existing in favor of the directors or officers of the Company and the directors or officers of each Company Subsidiary (the “Indemnified Parties” and, each, an “Indemnified Party”) as provided in their respective organizational documents, in effect as of the date hereof, with respect to matters occurring at or prior to the Effective Time shall survive the Merger and shall continue in full force and effect for a period of six (6) years after the Effective Time, and Parent guarantees any such obligations of the Surviving Corporation.  During such period, Parent shall not, nor shall it permit the Surviving Corporation to, amend, repeal or otherwise modify such provisions for indemnification in any manner that would adversely affect the rights thereunder of individuals who at any time on or prior to the Effective Time were directors or officers of the Company or directors or officers of any of Company Subsidiary in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by Law; provided, however, that in the event any claim or claims are asserted or made either prior to the Effective Time or within such six (6) year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

(b)           Subject to the next sentence, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, (i) maintain, at no expense to the beneficiaries, in effect for six (6) years from the Effective Time, the current policies of the directors’ and officers’ liability insurance maintained by the Company (the “Current D&O Insurance”) with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), so long as the annual premium therefor would not be in excess of two hundred percent (200%) of the last annual premium paid prior to the Effective Time (such two hundred percent (200%), the “Maximum Premium”), or (ii) purchase a six (6) year extended reporting period endorsement with respect to the Current D&O Insurance (a “Reporting Tail Endorsement”) and maintain such endorsement in full force and effect for its full term, provided, however, that prior to the Surviving Corporation taking any actions in clauses (i) or (ii) above, Parent shall be provided the opportunity to purchase, in lieu thereof, a substitute policy with the same coverage limits and terms at least as favorable, in all material respects, as in the Reporting Tail Endorsement proposed to be purchased by the Surviving Corporation.  If the Company’s or the Surviving Corporation’s existing insurance expires, is terminated or canceled during such six (6) year period or exceeds the Maximum Premium, the Surviving Corporation shall obtain, and Parent shall cause the Surviving Corporation to obtain, as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the Indemnified Parties than the Company’s existing directors’ and officers’ liability insurance.

(c)           The obligations under this Section 6.7 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.7 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 6.7 applies shall be third party beneficiaries of this Section 6.7 and shall be entitled to enforce the covenants contained herein).

6.8.          Directors.

(a)           Promptly upon the first acceptance for payment of, and payment by Sub for, an aggregate amount of Shares that represents at least a majority of the issued and outstanding Shares pursuant to the Offer, Parent shall be entitled to designate such number of directors on the Company Board of Directors as will give Parent, subject to compliance with Section 14(f) of the Exchange Act, representation on the Company Board of Directors equal to at least that number of directors, rounded up to the next whole number, which is the product of (x) the total number of directors on the Company Board of Directors (giving effect to the directors elected pursuant to this sentence) multiplied by (y) the percentage that (I) such number of Shares so accepted for payment and paid for by Sub plus the number of Shares otherwise owned by Parent, Sub or any other subsidiary of Parent bears to (II) the number of such Shares outstanding, and the Company shall, at such time, cause Parent’s designees to be so elected; provided, however, that in the event that Parent’s designees are appointed or elected to the Company Board of Directors, until the Effective Time, the Company Board of Directors shall have at least three (3) directors who are directors on the date of this Agreement and who are not officers of the Company (the “Independent Directors”); and provided, further, that, in such event, if the number of Independent Directors shall be reduced below three (3) for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there shall be only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate three persons to fill such vacancies who are not officers or affiliates of the Company, Parent or Sub, and such persons shall be deemed to be Independent Directors for purposes of this Agreement.  At such time, the Company shall, upon Parent’s request, also cause persons elected or designated by Parent to constitute the same percentage (rounded up to the next whole number) as is on the Company Board of Directors of (i) each committee of the Company Board of Directors, (ii) each board of directors (or similar body) of each of the Company’s Subsidiaries, and (iii) each committee (or similar body) of each such board, in each case only to the extent required by applicable Law or the rules of any stock exchange on which the Shares are listed.  Subject to applicable Law, the Company shall take all action reasonably requested by Parent to effect any such election, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company shall make such mailing with the mailing of the Schedule 14D-9 (provided that Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Sub’s designees).  In connection with the foregoing, the Company shall promptly, at the option of Sub, either increase the size of the Company Board of Directors or obtain the resignation of such number of its current directors, or both, as is necessary to enable Sub’s designees to be elected or appointed to the Company Board of Directors as provided above.

(b)           Notwithstanding anything in this Agreement to the contrary, if Parent’s designees constitute a majority of the Company Board of Directors after the Acceptance Time and prior to the Effective Time, then the affirmative vote of a majority of the Independent Directors (or if only one (1) exists, then the vote of such Independent Director) shall be required (and such vote shall constitute the authorization of the Company Board of Directors and no other action on the part of the Company, including any action by any director of the Company shall be required to authorize) to (i) amend or terminate this Agreement by the Company, (ii) exercise or waive any of the Company’s rights, benefits or remedies hereunder, if such action would adversely affect holders of Shares other than Parent or Sub, (iii) amend the certificate of incorporation or bylaws of the Company, or (iv) take any other action of the Company Board of Directors under or in connection with this Agreement or the transactions contemplated hereby; provided, however, that if there shall be no Independent Directors as a result of such persons’ deaths, disabilities or refusal to serve, then such actions may be effected by majority vote of the entire Company Board of Directors.

6.9.          Employee Benefit Matters.

(a)           Except with the prior written consent of Parent, during the period from the date of this Agreement to the Effective Time, the Company shall not (i) make any discretionary contribution to the Company’s 401(k) plan, other than employer matching contributions at the rate in effect immediately prior to the date of this Agreement, or (ii) make any required contribution to the Company’s 401(k) plan in Shares.  If requested by Parent in writing within a reasonable period of time prior to Closing, the Company shall terminate the Company’s 401(k) plan, effective immediately prior to the Closing; provided, however, that in such event, Parent shall cause the 401(k) plan in which Continuing Employees (as defined below) are eligible to participate following Closing to accept direct rollovers of the Continuing Employees’ accounts in the Company’s 401(k) plan (to the extent elected by any such Continuing Employees).

(b)           From the Effective Time through the first anniversary of the Effective Time, Parent shall or shall cause the Surviving Corporation or their respective subsidiaries to either (i) continue certain Plans, (ii) permit employees of the Company and any Company Subsidiary who remain in the employ of the Parent or the Surviving Corporation or their respective subsidiaries following the Effective Time (“Continuing Employees”) while they remain so employed by Parent or the Surviving Corporation or their respective subsidiaries, and as applicable, their eligible dependents, to participate in the employee benefit plans, programs or policies (including without limitation any plan intended to be tax-qualified under Section 401(a) of the Code and any severance, welfare, vacation, sick and personal time-off plans or programs and, except as otherwise provided in this Section 6.10(b), excluding any equity compensation or bonus plans, programs, agreements or arrangements) of Parent or its Affiliates, or (iii) implement a combination of clauses (i) and (ii); in all cases, such employee benefit plans, programs or policies shall be substantially comparable in the aggregate to those provided to such employees immediately preceding the Effective Time.

(c)           To the extent Parent elects to have Continuing Employees and their eligible dependents participate in its or its Affiliate’s employee benefit plans, programs or policies following the Effective Time, Parent shall, or shall cause the Surviving Corporation or its subsidiaries to, recognize the prior service with the Company or any Company Subsidiary, including prior service with predecessor employers where such prior service is recognized by the Company or the Company Subsidiaries as of immediately prior to the Effective Time, of each Continuing Employee in connection with all employee benefit plans, programs or policies of Parent or its Affiliates in which Continuing Employees are eligible to participate for purposes of eligibility to participate, vesting and determining benefit levels (but not (A) for purposes of vesting stock options and other equity awards, (B) for the purposes of benefit accruals under any defined benefit pension plan or (C) to the extent that such recognition would result in duplication of benefits).

(d)           From and after the Effective Time, Parent shall, or shall cause the Surviving Corporation or its subsidiaries to (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its Affiliates to be waived with respect to Continuing Employees and their eligible dependents to the extent such Continuing Employees and their eligible dependents were not subject to (or, as applicable, had satisfied) such preexisting conditions and limitations and eligibility waiting periods under the comparable Plans as of the time immediately preceding the Effective Time and (ii) cause all eligible expenses incurred by Continuing Employees and their covered dependants under the Plans that are group health plans during the portion of the plan year ending on the date such individuals begin participating in the corresponding group health plans of Parent or its Affiliates to be taken into account for purposes of satisfying all deductible, coinsurance and maximum out- of-pocket requirements under such corresponding plans of Parent or its Affiliates as if such amounts had been paid in accordance with such corresponding plans.

(e)           No provision of this Agreement shall create any third party beneficiary rights in any employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any employee by the Company, Parent or the Surviving Corporation or under any benefit plan which the Company, Parent or the Surviving Corporation may maintain.

6.10.        Convertible Notes.  Promptly after the date hereof but in any event no later than twenty (20) days prior to the initial scheduled expiration date of the Offer, the Company shall provide to all holders of outstanding Convertible Notes written notice of the transactions contemplated by this Agreement.  Within thirty (30) days of the Acceptance Time, Sub will commence an offer to purchase all of the outstanding Convertible Notes at a price equal to the outstanding principal amount (including any applicable Termination Value Payment (as defined in the Convertible Notes)) plus accrued and unpaid interest (including any Additional Payment Amounts (as defined in the Convertible Notes), if any) (collectively, the “Note Amount”).

6.11.        Lien Discharges.  The Company shall use commercially reasonable efforts to obtain from the relevant secured parties, prior to the initial scheduled expiration of the Offer, a discharge or termination of the financing statements, security agreements and other filings evidencing liens and encumbrances as listed on Schedule 6.11 hereto, in form and substance reasonably acceptable to Parent.

6.12.        12(b) Deregistration.  The Company will use commercially reasonable efforts to file with the SEC a Form 25 no later than ten (10) days after the date of this Agreement.

SECTION 7- CONDITIONS PRECEDENT TO THE OBLIGATION OF PARTIES TO CONSUMMATE THE MERGER

7.1.          Conditions to Obligations of Each Party to Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction or written waiver at or prior to the Closing Date of the following conditions:

(a)           Offer.  Sub shall have accepted for payment and paid in full for all Shares validly tendered and not withdrawn pursuant to the Offer; provided, however, that neither Parent nor Sub shall be entitled to assert the failure of this condition if, in breach of this Agreement or the terms of the Offer, Sub shall have failed to purchase any of the Shares validly tendered and not withdrawn pursuant to the Offer.

(b)           Stockholder Approval.  The Merger shall have been approved and this Agreement shall have been adopted by the requisite vote of the holders of the Shares, to the extent required pursuant to the requirements of the certificate of incorporation and the DGCL.

(c)           Statutes; Court Orders.  No statute, rule, executive order or regulation shall have been enacted, issued, enforced or promulgated by any Governmental Entity which prohibits the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing or making illegal the consummation of the Merger.

SECTION 8 - TERMINATION, AMENDMENT AND WAIVER

8.1.          Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time before the Effective Time, whether before or after stockholder approval thereof:

(a)           By mutual written consent of Parent and the Company duly authorized by the Board of Directors of Parent and the Company Board of Directors; or

(b)           By either Parent or the Company:

(i)            if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action, and such order, decree or ruling or other action shall have become final and non-appealable, or there shall exist any statute, rule or regulation, in each case, permanently restraining, enjoining or otherwise prohibiting (collectively, “Restraints”) the consummation of the Offer or the Merger; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(i) shall have used commercially reasonable efforts to prevent the entry of and to remove such Restraints in accordance with Section 6.5; or

(ii)           if the Offer has not been consummated by September 25, 2009 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party whose breach of this Agreement has been the principal cause of, or resulted in, the failure of the Merger to be consummated by such date; or

(c)           By Parent if, (i) prior to the Acceptance Time, there has been a breach by the Company of, or inaccuracy in, any representation, warranty, covenant or agreement of the Company set forth in this Agreement, which breach or inaccuracy has resulted in the conditions set forth in paragraphs (c) or (f) of Annex III not being satisfied and such breach or inaccuracy has not been cured or such condition has not been satisfied within twenty (20) days after the receipt of notice thereof or such breach or inaccuracy is not reasonably capable of being cured; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to Parent if it has failed to perform in any material respect any of its obligations under or in connection with this Agreement; or (ii) due to an occurrence or circumstance that has resulted in a failure to satisfy any of the conditions set forth in Annex III hereto, Sub shall have allowed the Offer to terminate, without having accepted any Shares for payment thereunder, unless such occurrence or circumstance shall have been caused by or resulted from the failure of Parent or Sub to perform, in any material respect, any of their covenants or agreements contained in this Agreement, or the material breach by Parent or Sub of any of their representations or warranties contained in this Agreement; or

(d)           By the Company if, prior to the Acceptance Time, there has been a breach by Parent or Sub of, or an inaccuracy in, any representation, warranty, covenant or other agreement of Parent or Sub set forth in this Agreement, which breach or inaccuracy (i) is reasonably expected to prevent Parent or Sub from performing in all material respects its obligations and covenants required to be performed by it under this Agreement and (ii) has not been cured within twenty (20) days following notice by the Company or such breach or inaccuracy is not reasonably capable of being cured; or

(e)           By Parent, at any time prior to the Acceptance Time, if (i) the Company Board of Directors shall have (A) effected an Adverse Recommendation Change, (B) recommended to the Company’s stockholders an Acquisition Proposal, or publicly announced its intention to enter into an Alternative Acquisition Proposal, (C) failed to publicly reaffirm the recommendation and the approval of the Company Board of Directors referred to in Section 3.20(a) within five (5) business days of Parent’s request in writing that such recommendation be publicly reaffirmed; provided, however, that Parent may not make such a request more than two times; or (D) failed to recommend against, or taken a neutral position with respect to, a tender or exchange offer related to an Acquisition Proposal in any position taken pursuant to Rules14d-9 and 14e-2 under the Exchange Act; or (ii) the Company shall have intentionally violated or breached, in any material respect, any of its obligations under Section 5.2 with respect to an Acquisition Proposal; or

(f)            At any time prior to the Acceptance Time, by the Company, if the Company has received a Superior Proposal, which, after giving effect to all of the adjustments that may be offered by Parent pursuant to Section 5.2, the Company Board of Directors determines in good faith (after consultation with its financial advisors) continues to constitute a Superior Proposal, provided that such Superior Proposal did not result from a breach of Section 5.2; or

(g)           By Parent, if upon a vote at a duly held meeting to obtain the Company Stockholder Approval, such approval is not obtained, provided, however, that Parent may not terminate this Agreement under this Section 8.1(g) if the Shares owned by Parent or any of its subsidiaries shall not have been voted in favor of adopting this Agreement; or

(h)           By the Company if, (i) Sub fails to commence the Offer within fifteen (15) business days following the date of this Agreement, (ii) the Offer shall have expired or been terminated without Sub having purchased any Shares pursuant thereto or (iii) Sub, in violation of this Agreement fails to accept for payment and to purchase and pay in full for validly tendered Shares pursuant to the Offer; provided, however, that the right to terminate this Agreement pursuant to clause (i) of this Section 8.1(h) shall not be available if failure to commence the offer has resulted from a breach of this Agreement by the Company or if the Company has not provided Sub with a Schedule 14D-9 the Company is prepared to file, without further revisions, prior to the fifteenth (15th) business day following the date of this Agreement; provided, further, however, that the right to terminate this Agreement pursuant to clause (ii) of this Section 8.1(h) shall not be available if the Company’s failure to fulfill any covenant contained in this Agreement has been the cause of, or resulted in, the failure of the Offer having expired or terminated with Sub having not purchased any Shares thereto.

8.2.          Effect of Termination.

(a)           Any termination of this Agreement under Section 8.1 hereof will be effective immediately upon the delivery of a written notice of the terminating party to the other party hereto and, if then due, payment of the Termination Fee.  In the event of termination of this Agreement as provided in Section 8.1 hereof, this Agreement shall forthwith become null and void and be of no further force or effect and there shall be no liability on the part of Parent, Sub or the Company (or any of their respective directors, officers, employees, stockholders, agents or representatives), except as set forth in the second to last sentence of Section 6.3, SECTION 8 and SECTION 9, each of which shall remain in full force and effect and survive any termination of this Agreement; provided, however, that nothing herein shall relieve any party from liability for fraud or intentional breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

(b)           If Parent shall have terminated this Agreement pursuant to Section 8.1(e), the Company shall promptly pay Parent a termination fee of $2,255,000 (the “Termination Fee”), but in no event later than two (2) business days after the date of receipt of Parent’s termination notice.  If Parent terminates this Agreement pursuant to Section 8.1(c) due to a breach by the Company, and prior to such time a bona fide Acquisition Proposal has been made, then the Company shall pay Parent the Termination Fee upon signing a definitive agreement for a transaction relating to an Acquisition Proposal (which for purposes of this Section 8.2(b), the definition of Acquisition Proposal shall exclude any equity investment of up to and including $20.0 million in net proceeds to the Company), provided such signing occurs within twelve (12) months after the termination date.  If the Company terminates this Agreement pursuant to Section 8.1(f), it shall, in connection with and as a condition to such termination, pay Parent the Termination Fee.  All amounts due hereunder shall be payable by wire transfer in immediately available funds to such account as Parent may designate in writing to the Company.  If the Company fails to promptly make any payment required under this Section 8.2(b) and Parent commences a suit to collect such payment, the Company shall indemnify Parent for its fees and expenses (including attorneys fees and expenses) incurred in connection with such suit and shall pay interest on the amount of the payment at the prime rate of Bank of America (or its successors or assigns) in effect on the date the payment was payable pursuant to this Section 8.2(b).  For purposes of this Section 8.2(b), each reference to fifteen percent (15%) in the definition of Acquisition Proposal shall be deemed to be a reference to fifty percent (50%).

8.3.          Fees and Expenses.  Except as set forth in Section 8.2, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated.

8.4.          Amendment.  Subject to applicable Law and as otherwise provided in the Agreement, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective Boards of Directors, but after the purchase of Shares pursuant to the Offer, no amendment shall be made which decreases the Merger Consideration and, after the approval of this Agreement by the stockholders, no amendment shall be made which by Law requires further approval by such stockholders without obtaining such further approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.5.          Waiver.  At any time prior to the Effective Time, either party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto or (b) waive compliance with any of the agreements of the other party or any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit; provided, that any such extension or waiver shall be binding upon a party only if such extension or waiver is set forth in a writing executed by such party.

SECTION 9 - MISCELLANEOUS

9.1.          No Survival.  None of the representations and warranties contained herein shall survive the Effective Time.

9.2.          Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or by electronic mail, or two (2) business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

(a)	if to Parent or Sub, to:

c/o Covidien
15 Hampshire Street
Mansfield, MA 02048
Attn: Vice President — Chief Mergers & Acquisitions Counsel
Telephone: (508) 261-8044
Facsimile: (508) 261-8544
Email: matthew.nicolella@covidien.com

with a copy to:

Ropes & Gray LLP
One International Place
Boston, Massachusetts 02110
Attn: Paul M. Kinsella
Email: paul.kinsella@ropesgray.com
	Telephone:	(617) 951-7921
	Facsimile:	(617) 235-0288

(b)	if to the Company, to:

Power Medical Interventions, Inc.
2021 Cabot Boulevard
Langhorne, PA 19047
Attn: Chief Financial Officer
	Telephone:	(267) 775-8100
	Facsimile:	(267) 775-8123

with a copy to:

Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, PA 19104
Attn: James A. Lebovitz
Email: james.lebovitz@dechert.com
Telephone:	(215) 994-2510
Facsimile:	(215) 655-2510

Any party may by notice given in accordance with this Section 9.2 to the other parties designate updated information for notices hereunder.

9.3.          Entire Agreement.  This Agreement (including the Schedules, Annexes and Exhibits hereto and the documents and instruments referred to herein) contains the entire agreement among the parties with respect to the Offer, the Merger and related transactions, and supersedes all prior agreements, written or oral, among the parties with respect thereto, other than the Confidentiality Agreement and the tender and voting agreements with the Principal Stockholders.

9.4.          Governing Law.  This Agreement and all actions arising under or in connection therewith shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law thereof, provided, however, that the Laws of the respective jurisdictions of incorporation of each of the parties shall govern the relative rights, obligations, powers, duties and other internal affairs of such party and its board of directors.

9.5.          Binding Effect; No Assignment; No Third-Party Beneficiaries.

(a)           This Agreement shall not be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to (i) Parent, (ii) Parent and one (1) or more direct or indirect wholly-owned subsidiaries of Parent, (iii) one (1) or more direct or indirect wholly-owned subsidiaries of Parent or (iv) any direct or indirect holder of five percent (5%) or more of the capital stock of Parent or any subsidiary thereof (each, an “Assignee”).  Any such Assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one (1) or more additional Assignees; provided, however, that in connection with any assignment to an Assignee, Parent and Sub (and the assignor, if applicable) shall agree to remain liable for the performance by Parent and Sub (and such assignor, if applicable) of their obligations hereunder.  Subject to the preceding sentence, but without relieving any party hereto of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

(b)           Other than Section 6.7, which shall confer third party beneficiary rights to the parties identified therein, nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than Parent, Sub and the Company and their respective successors and permitted assigns any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.6.          Counterparts and Signature.  This Agreement may be executed in two (2) or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  This Agreement may be executed and delivered by facsimile or by an electronic scan delivered by electronic mail.

9.7.          Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.  The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

9.8.          Submission to Jurisdiction; Waiver.  Each of the Company, Parent and Sub irrevocably agrees that any legal action or proceeding with respect to this Agreement or the transactions contemplated hereby or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the state courts of the State of Delaware or, the United States District Court for the District of Delaware, and each of the Company, Parent and Sub hereby irrevocably submits with regard to any action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts.  Each of the Company, Parent and Sub hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable Law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

9.9.          Enforcement.  The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy.  Accordingly, each party agrees that, in addition to other remedies, the other party shall be entitled to compel specific performance of this Agreement and to an injunction without posting a bond or other undertaking restraining any violation or threatened violation of the provisions of this Agreement.  In the event that any action shall be brought in equity to enforce the provisions of the Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at Law.

9.10.        Rules of Construction; Certain Definitions.

(a)           Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:  (i) “either” and “or” are not exclusive and “include”, “includes” and “including” are not limiting; (ii) “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) “date hereof” refers to the date set forth in the initial caption of this Agreement; (iv) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (v) descriptive headings, the table of defined terms and the table of contents are inserted for convenience only and do not affect in any way the meaning or interpretation of this Agreement; (vi) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (vii) references to a person are also to its permitted successors and assigns; (viii) references to an “Article”, “Section”, “Exhibit”, “Annex” or “Schedule” refer to an Article or Section of, or an Exhibit, Annex or Schedule to, this Agreement; (ix) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; (x) references to a federal, state, local or foreign statute or Law include any rules, regulations and delegated legislation issued thereunder; and (xi) references to a communication by a regulatory agency include a communication by the staff of such regulatory agency.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party hereto.  No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or ruling of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

(b)           The following definitions apply to this Agreement: (i) references to the “Company’s knowledge” and words of similar import shall mean the actual knowledge, after reasonable inquiry, of Michael Whitman, Brian Posner, Donald Malinouskas, Tae Park and Linda Morgan (ii) references to the number of Shares then outstanding “on a fully diluted basis” shall mean the number of Shares then outstanding, together with the Shares that the Company may be required to issue pursuant to Company Options outstanding at that date, under the Company Stock Plans, and Company Warrants, in each case, exercisable immediately prior to the expiration of the Offer and having an exercise price per Share that is equal to or less than the Offer Price plus $1.00; (iii) the term “Governmental Entity” shall mean any foreign or domestic arbitrator, court, nation, government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial regulatory or administrative functions of, or pertaining to, government; and (iv) the term “person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

9.11.        No Waiver; Remedies Cumulative.  No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

9.12.        Waiver of Jury Trial.  EACH OF PARENT, COMPANY AND SUB HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENT OR ACTION RELATED HERETO OR THERETO.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger under seal as of the date first stated above.

POWER MEDICAL INTERVENTIONS, INC.

By:	/s/ Michael P. Whitman
Name: Michael P. Whitman
Title: Chief Executive Officer

UNITED STATES SURGICAL CORPORATION

By:	/s/ Matthew J. Nicolella
Name: Matthew J. Nicolella
Title: Vice President and Assistant Secretary

COVIDIEN DELAWARE CORP.

By:	/s/ Matthew J. Nicolella
Name: Matthew J. Nicolella
Title: Vice President and Assistant Secretary

Annex I

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

POWER MEDICAL INTERVENTIONS, INC.

* * * * *

1.             The name of the corporation is:  Power Medical Interventions, Inc.

2.             The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle.  The name of its registered agent at such address is The Corporation Trust Company.

3.             The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

4.             The total number of shares of stock which this corporation shall have authority to issue is One Thousand (1,000) shares of Common Stock, $0.01 par value per share, amounting in the aggregate to One Hundred Dollars ($100.00).  Each share of Common Stock shall be entitled to one vote.

5.             Elections of directors need not be by written ballot unless the by-laws of this corporation shall provide.

6.             Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide.  The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation.

7.             This corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of this corporation or while a director or officer is or was serving at the request of this corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred (and not otherwise recovered) in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require this corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person unless such action, suit, proceeding, claim or counterclaim was authorized in the specific case by the board of directors of the corporation.  Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person.  Any person seeking indemnification under this paragraph 7 shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established.  Any repeal or modification of the foregoing provisions of this paragraph 7 shall not adversely affect any right or protection of a director or officer of this corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

8.             A director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the General Corporation Law of the State of Delaware as in effect at the time such liability is determined.  No amendment or repeal of this paragraph 9 shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

9.             The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

[Remainder of Page Intentionally Left Blank]

I-2

Annex II

TENDER AND VOTING AGREEMENT

THIS TENDER AND VOTING AGREEMENT (this “Agreement”) dated July 28, 2009, is entered into among United States Surgical Corporation (“Parent”), a Delaware corporation and wholly-owned, indirect subsidiary of Covidien plc, an Irish company, Covidien Delaware Corp. (“Sub”), a newly-formed Delaware corporation and a direct or indirect wholly-owned subsidiary of Parent, and                                         , (“Stockholder”), with respect to (i) the shares of common stock, par value $0.0001 per share (the “Shares”) of Power Medical Interventions, Inc., a Delaware corporation (the “Company”), (ii) all securities exchangeable, exercisable or convertible into Shares (excluding, however, unexercised Company Options), and (iii) any securities issued or exchanged with respect to such Shares, and upon any recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up or combination of the securities of the Company or upon any other change in the Company’s capital structure, in each case whether now owned or hereafter acquired by the Stockholder (collectively, the “Securities”).

W I T N E S S E T H:

WHEREAS, Parent, Sub and the Company have entered into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, other than to lower the price to be paid in the Offer or Merger, the “Merger Agreement”) pursuant to which Sub has agreed to make a cash tender offer described therein and thereafter merge with and into the Company (the “Merger”) with the result that the Company becomes a wholly owned subsidiary of Parent;

WHEREAS, as of the date hereof, Stockholder beneficially owns and has the power to dispose of the Securities set forth on Schedule I hereto and has the power to vote the Shares set forth thereon;

WHEREAS, Parent and Sub desire to enter into this Agreement in connection with their efforts to consummate the acquisition of the Company;

WHEREAS, capitalized terms used in this Agreement and not defined have the meaning given to such terms in the Merger Agreement.

NOW, THEREFORE, in contemplation of the foregoing and in consideration of the mutual agreements, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1.             Certain Covenants.

1.1           Lock-Up.  Subject to Section 1.5, except as contemplated by the Merger Agreement, Stockholder hereby covenants and agrees that between the date hereof and the

Termination Date, Stockholder will not (a) directly or indirectly, sell, transfer, assign, pledge, hypothecate, tender, encumber or otherwise dispose of or limit its right to vote in any manner any of the Securities, or agree to do any of the foregoing, or (b) take any action which would have the effect of preventing or disabling Stockholder from performing its obligations under this Agreement.  Notwithstanding the foregoing, in connection with any transfer not involving or relating to any Acquisition Proposal (as defined in the Merger Agreement), Stockholder may transfer any or all of the Securities as follows: (i) in the case of a Stockholder that is an entity, to any subsidiary, partner, member or affiliate under common control of Stockholder, and (ii) in the case of an individual Stockholder, to Stockholder’s spouse, ancestors, descendants or any trust for any of their benefits or to a charitable trust; provided, however, that in any such case, prior to and as a condition to the effectiveness of such transfer, (x) each person to which any of such Securities or any interest in any of such Securities is or may be transferred (a) shall have executed and delivered to Parent and Sub a counterpart to this Agreement pursuant to which such person shall be bound by all of the terms and provisions of this Agreement, and (b) shall have agreed in writing with Parent and Sub to hold such Securities or interest in such Securities subject to all of the terms and provisions of this Agreement, and (y) this Agreement shall be the legal, valid and binding agreement of such person, enforceable against such person in accordance with its terms.

1.2           No Solicitation.  Between the date hereof and the Termination Date, except as otherwise permitted by Section 5.2 of the Merger Agreement, Stockholder shall not, and shall not authorize or permit any director, officer, agent, representative, employee, affiliate, advisor, attorney or accountant of Stockholder or those of its subsidiaries (collectively, “Representatives”) to, directly or indirectly, take any action, in its capacity as a stockholder of the Company, that the Company is prohibited from taking pursuant to Section 5.2 of the Merger Agreement.

1.3           Certain Events.  This Agreement and the obligations hereunder will attach to the Securities and will be binding upon any person to which legal or beneficial ownership of any or all of the Securities passes, whether by operation of Law or otherwise, including without limitation, the Stockholder’s successors or assigns.  This Agreement and the obligations hereunder will also attach to any additional Shares or other Securities of the Company issued to or acquired by the Stockholder.

1.4           Grant of Proxy; Voting Agreement.

(a)           The Stockholder has revoked or terminated any proxies, voting agreements or similar arrangements previously given or entered into with respect to the Securities and hereby grants Parent until the Termination Date (as defined in Section 6.1) a limited irrevocable proxy to vote the Securities for Stockholder and in Stockholder’s name, place and stead, at any annual or special meeting or action of the stockholders of the Company, as applicable, or at any adjournment thereof or pursuant to any consent of the stockholders of the Company, in lieu of a meeting or otherwise, whether before or after the closing of the Offer (as defined in the Merger Agreement), for the adoption and approval of the Merger Agreement and the Merger.  The parties acknowledge and agree that neither Parent, nor Parent’s successors, assigns, subsidiaries, divisions, employees, officers, directors, stockholders, agents and affiliates shall owe any duty to, whether in law or otherwise, or incur any liability of any kind whatsoever, including without limitation, with respect to any and all claims, losses, demands, causes of action, costs, expenses (including reasonable attorney’s fees) and compensation of any kind or nature whatsoever to the Stockholder in connection with or as a result of any voting by Parent of the Securities subject to the irrevocable proxy hereby granted to Parent at any annual or special meeting or action or the execution of any consent of the stockholders of the Company.  The parties acknowledge that, pursuant to the authority hereby granted under the irrevocable proxy, Parent may vote the Securities in furtherance of its own interests, and Parent is not acting as a fiduciary for the Stockholder.

(b)           Notwithstanding the foregoing grant to Parent of the irrevocable proxy, if Parent elects not to exercise its rights to vote the Securities pursuant to the irrevocable proxy, Stockholder agrees to vote the Securities during the term of this Agreement in favor of or give its consent to, as applicable, a proposal to adopt and approve the Merger Agreement and the Merger as described in Section 1.4 at any annual or special meeting or action of the stockholders of the Company, in lieu of a meeting or otherwise.

(c)           This irrevocable proxy shall not be terminated by any act of the Stockholder or by operation of law, whether by the death or incapacity of the Stockholder or by the occurrence of any other event or events (including, without limiting the foregoing, the termination of any trust or estate for which Stockholder is acting as a fiduciary or fiduciaries or the dissolution or liquidation of any corporation or partnership).  If between the execution hereof and the Termination Date, Stockholder should die or become incapacitated, or if any trust or estate holding the Securities should be terminated, or if any corporation or partnership holding the Securities should be dissolved or liquidated, or if any other such similar event or events shall occur before the Termination Date, certificates representing the Securities shall be delivered by or on behalf of Stockholder in accordance with the terms and conditions of the Merger Agreement and this Agreement, and actions taken by Parent hereunder shall be as valid as if such death, incapacity, termination, dissolution, liquidation or other similar event or events had not occurred, regardless of whether or not Parent has received notice of such death, incapacity, termination, dissolution, liquidation or other event.

1.5           Tender of Securities.  Stockholder agrees, in exchange for the consideration described in the Merger Agreement, to tender to Sub in the Offer all Securities (i) then beneficially owned as soon as is reasonably practicable following the commencement of the Offer, and in any event not later than ten (10) business days following the commencement of the Offer, and (ii) subsequently acquired as soon as is reasonably practicable following such acquisition, and in any event not later than ten (10) business days following such acquisition; provided, however, that Stockholder shall have no duty or obligation to exercise any unexercised Company Options or tender any Securities into the Offer if such action would cause Stockholder to incur liability under Section 16(b) of the Exchange Act; and provided further that Stockholder may withdraw any Shares so tendered at any time following the termination or expiration of the

Offer or this Agreement, and Parent and Sub shall, or shall cause the Rights Agent, to promptly return to Stockholder all Shares so tendered.

1.6           Option.

(a)           On the terms and subject to the conditions set forth herein, Stockholder hereby grants to Parent an irrevocable option (the “Option”) to purchase all of the right, title and interest of Stockholder in and to Stockholder’s Securities with a price per share equal to the Offer Price.  Parent may exercise the Option in whole, but not in part, if, but only if, (i) Sub has acquired Shares pursuant to the Offer and (ii) Stockholder has failed to tender into the Offer any Shares or shall have withdrawn the tender of any Shares into the Offer in breach of this Agreement.  Parent may exercise the Option at any time within the sixty (60) days following the date when such Option first becomes exercisable.

(b)           In the event that Parent is entitled to and wishes to exercise the Option, Parent shall send a written notice to Stockholder specifying the place and the date for the closing of such purchase, which date shall be not more than sixty (60) days after the date of such notice; provided that in the event that prior notification to, or approval of, any Governmental Entity is required in connection with the exercise of the Option or there shall be in effect any preliminary or final injunction or other order issued by any Governmental Entity prohibiting the exercise of the Option, the period of time during which the date of the closing may be fixed shall be extended until the tenth (10th) day following the last date on which all required approvals shall have been obtained, all required waiting periods shall have expired or been terminated and any such prohibition shall have been vacated, terminated or waived.

(c)           At the closing of the purchase of Stockholder’s Securities pursuant to exercise of the Option, simultaneously with the payment by Parent of the purchase price for Stockholder’s Securities, such Stockholder shall deliver, or cause to be delivered, to the Sub certificates representing Securities duly endorsed to Parent or accompanied by stock powers or other transfer documents duly executed by the Company in blank, together with any necessary stock transfer stamps properly affixed, free and clear of all Encumbrances.

(d)           Parent, Sub or the Company, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Section 1.6 to a holder of Securities such amounts as are required to be withheld under the Code, or any applicable provision of state, local or non-U.S. Tax Law.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Securities in respect of which such deduction and withholding was made.

1.7           Public Announcement.  Stockholder shall consult with Parent before issuing any press releases or otherwise making any public statements with respect to the transactions contemplated herein and shall not issue any such press release or make any such public statement without the approval of Parent (which approval shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law, including any filings with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  This Section 1.7 shall terminate and be null and void upon the earlier of (i) the Termination Date and (ii) consummation of the Merger.

1.8           Disclosure.  Stockholder hereby authorizes Parent and Sub to publish and disclose in any announcement or disclosure required by the SEC, Nasdaq or the American Stock Exchange or any other national securities exchange and in the Offer Documents and, if necessary, the Proxy Statement (each as defined in the Merger Agreement), (including all documents and schedules filed with the SEC in connection with either of the foregoing), its identity and ownership of the Securities and the nature of its commitments, arrangements and understandings under this Agreement.  Parent and Sub hereby authorize Stockholder to make such disclosure or filings as may be required by the SEC or any national securities exchange.

2.             Representations and Warranties of Stockholder.  Stockholder hereby represents and warrants to Parent and Sub, as of the date hereof and as of the date Sub purchases Shares pursuant to the Offer, that:

2.1           Ownership.  Stockholder has good and marketable title to, and is the sole legal and beneficial owner of the Securities set forth on Schedule I hereto, in each case free and clear of all liabilities, claims, liens, options, proxies, charges, participations and encumbrances of any kind or character whatsoever, other than those arising under (i) this agreement or the transactions contemplated hereby, (ii) applicable Laws, (iii) the Company’s governance documents or (iv) any Registration Rights Agreement between the Company and Stockholder (collectively, “Liens”).  At the time Sub purchases the Shares pursuant to the Offer, Stockholder will transfer and convey to Parent or its designee good and marketable title to the Shares included in the Securities, free and clear of all Liens created by or arising through Stockholder.

2.2           Authorization.  Stockholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and has sole voting power and sole power of disposition, with respect to the Securities with no restrictions on its voting rights or rights of disposition pertaining thereto.  Stockholder has duly executed and delivered this Agreement and this Agreement is a legal, valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other Laws affecting creditors’ rights generally and general principles of equity).  If the Stockholder is married and the Securities constitute community property, this Agreement has been duly authorized, executed and delivered by the Stockholder’s spouse, and this Agreement is a legal, valid and binding agreement of the Stockholder’s spouse, enforceable against the Stockholder’s spouse in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other Laws affecting creditors’ rights generally and general principles of equity).

2.3           No Violation.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) require the Stockholder to file or register with, or obtain any permit, authorization, consent or approval of, any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity other than filings with the SEC pursuant to the Exchange Act, or (b) violate, or cause a breach of or default under, or conflict with any contract, agreement or any Law binding upon the Stockholder, except for such violations, breaches, defaults or conflicts which are not, individually or in the aggregate, reasonably likely to have a material adverse effect on the Stockholder’s ability to satisfy its obligations under this Agreement.  No proceedings are pending which, if adversely determined, will have a material adverse effect on the Stockholder’s ability to vote or dispose of any of the Securities.  The Stockholder has not previously assigned or sold any of the Securities to any third party.

2.4           Stockholder Has Adequate Information.  Stockholder is a sophisticated seller with respect to the Securities and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Securities and has independently and without reliance upon either Sub or Parent and based on such information as Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement.  Stockholder acknowledges that neither Sub nor Parent has made and neither makes any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement.  Stockholder acknowledges that the agreements contained herein with respect to the Securities by Stockholder are irrevocable (prior to the Termination Date), and that Stockholder shall have no recourse to the Securities, Parent or Sub, except with respect to breaches of representations, warranties, covenants and agreements expressly set forth in this Agreement.

2.5           No Setoff.  The Stockholder has no liability or obligation related to or in connection with the Securities other than the obligations to Parent and Sub as set forth in this Agreement.  There are no legal or equitable defenses or counterclaims that have been or may be asserted by or on behalf of the Stockholder to reduce the amount of the Securities or affect the validity or enforceability of the Securities.

3.             Representations and Warranties of Parent and Sub.  Parent and Sub hereby represent and warrant to Stockholder, as of the date hereof that:

3.1           Authorization.  Parent and Sub have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  Parent and Sub have duly executed and delivered this Agreement and this Agreement is a legal, valid and binding agreement of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other Laws affecting creditors’ rights generally and general principles of equity).

3.2           No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate, or cause a breach of or default under, any contract or agreement, any statute or law, or any judgment, decree, order, regulation or rule of any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity or any arbitration award binding upon Parent or Sub, except for such violations, breaches or defaults which are not reasonably likely to have a material adverse effect on either Parent’s or Sub’s ability to satisfy its obligations under this Agreement.

4.             Survival of Representations and Warranties.  The respective representations and warranties of Stockholder, Parent and Sub contained herein shall not be deemed waived or otherwise affected by any investigation made by the other party hereto.  The representations and warranties contained herein shall survive the closing of the transactions contemplated hereby until the expiration of the applicable statute of limitations, including extensions thereof.

5.             Specific Performance.  Stockholder acknowledges that Sub and Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder which are contained in this Agreement.  It is accordingly agreed that, in addition to any other remedies which may be available to Sub and Parent upon the breach by Stockholder of such covenants and agreements, Sub and Parent shall have the right to obtain injunctive relief to restrain any breach or threatened breach of such covenants or agreements or otherwise to obtain specific performance of any of such covenants or agreements.

6.             Miscellaneous.

6.1           Term.  This Agreement and all obligations hereunder shall terminate upon the earlier of (i) the day after the Merger is consummated, (ii) the Outside Date (as defined in the Merger Agreement), (iii) the date of any modification, waiver or amendment to the Merger Agreement in a manner that reduces the amount or changes the form of consideration payable thereunder to the Stockholder, and (iv) the termination of the Merger Agreement (the earliest of (i), (ii), (iii) and (iv), the “Termination Date”).

6.2           Fiduciary Duties.  Notwithstanding anything in this Agreement to the contrary: (a) the Stockholder makes no agreement or understanding herein in any capacity other than in the Stockholder’s capacity as a record holder and beneficial owner of the Securities, and not in Stockholder’s capacity as a director, officer or employee of the Company or any Company Subsidiary or in the Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust and (b) nothing herein will be construed to limit or affect any action or inaction by the Stockholder or any Representative of the Stockholder, as applicable, serving on the Company Board of Directors or on the board of directors of any Company Subsidiary or as an officer or fiduciary of the Company, any Company Subsidiary or any employee benefit plan or trust, acting in such person’s capacity as a director, officer, trustee or fiduciary.

6.3           Expenses.  Each of the parties hereto shall pay its own expenses incurred in connection with this Agreement.  Each of the parties hereto warrants and covenants to the others that it will bear all claims for brokerage fees attributable to action taken by it.

6.4           Binding Effect.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective representatives and permitted successors and assigns.

6.5           Entire Agreement.  This Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings between the parties with respect to its subject matter.  This Agreement may be amended only by a written instrument duly executed by the parties hereto.

6.6           Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

6.7           Assignment.  Without limitation to Section 1.1, this Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that each of Parent and Sub may freely assign its rights to another direct or indirect wholly owned subsidiary of Parent or Sub without such prior written approval but no such assignment shall relieve Parent or Sub of any of its obligations hereunder.  Any purported assignment requiring consent without such consent shall be void.

6.8           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be an original, but each of which together shall constitute one and the same Agreement.

6.9           Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or by electronic mail, or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

(a)           if to Parent or Sub, to:

Telephone:

Facsimile:

Email:

with a copy to:

Ropes & Gray LLP

One International Place

Boston, Massachusetts  02110

Attn:  Paul M. Kinsella

Email:  paul.kinsella@ropesgray.com

Telephone:            (617) 951-7921

Facsimile:               (617) 235-0288

(b)           If to Stockholder, to the addresses indicated on Schedule I hereto.

Any party may by notice given in accordance with this Section 6.9 to the other parties to designate updated information for notices hereunder.

6.10         Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without regard to its principles of conflicts of Laws.

6.11         Enforceability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.  Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible and, absent agreement among the parties, a court is authorized to so modify this Agreement.

6.12         Further Assurances.  From time to time, at Parent’s request and without further consideration, Stockholder shall execute and deliver to Parent such documents and take such action as Parent may reasonably request in order to consummate more effectively the transactions contemplated hereby and to vest in Parent good, valid and marketable title to the Securities.

6.13         Remedies Not Exclusive.  All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by either party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

6.14         Waiver of Jury Trial.  EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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IN WITNESS WHEREOF, Parent, Sub and Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

UNITED STATES SURGICAL CORPORATION

By:
Name:
Title:

COVIDIEN DELAWARE CORP.

By:
Name:
Title:

STOCKHOLDER:

Name:

SCHEDULE I TO
THE TENDER AND VOTING AGREEMENT

1.             Securities held by Stockholder:

Stockholder	Shares	Restricted stock	Options to Purchase Shares

2.                                       Address to which notices or other communications are to be sent in accordance with Section 6.9 of this Agreement:

Stockholder:

Facsimile:
Email:

with a copy to:

Facsimile:
Email:

and with a copy to:

Annex III

Conditions to the Offer

Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Sub’s rights to extend and amend the Offer (subject to the provisions of the Merger Agreement), Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Sub’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any validly tendered Shares if (i) immediately prior to the expiration of the Offer (as extended in accordance with the Merger Agreement), the number of Shares validly tendered (including by guaranteed delivery) (and not validly withdrawn), together with any Shares beneficially owned by Parent or any subsidiary of Parent, does not equal at least a majority of the Shares then outstanding on a fully diluted basis on the date of purchase (the “Minimum Condition”); (ii) immediately prior to the expiration of the Offer (as extended in accordance with the Merger Agreement), any waiting period (and any extensions thereof) and any approvals or clearances applicable to the Offer or the consummation of the Merger under the HSR Act and any provisions under applicable comparable Laws of foreign jurisdictions shall not have expired, or been terminated or obtained, as applicable; or (iii) any of the following events shall occur and be continuing:

(a)           there shall be pending any suit, action or proceeding by a Government Entity (i) seeking, in connection with the Offer or the Merger, to prohibit or impose any material limitations on Parent’s or Sub’s ownership or operation (or that of any of their respective Subsidiaries or affiliates) of all or any material portion of their or the Company’s or the Company’s Subsidiaries’ businesses or assets, taken as a whole, or to compel Parent or Sub or their respective Subsidiaries or affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent or their respective Subsidiaries, (ii) seeking to prohibit or make illegal the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement, (iii) seeking to impose material limitations on the ability of Sub, or render Sub unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer or the Merger, (iv) seeking to impose material limitations on the ability of Sub or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company’s stockholders, or (v) seeking to require divestiture by Parent or any of its Subsidiaries or affiliates of any Shares;

(b)           there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable by a Government Entity to the Offer, the Merger or any other transaction contemplated hereby that would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in paragraph (a) above;

(c)           any of the representations and warranties of the Company contained in the Merger Agreement shall not be true and correct (1) in all but de minimis respects as of the Acceptance Time with respect to any of the representations and warranties of the Company contained in Section 3.2 and Section 3.3(a) or (2) as of the Acceptance Time with respect to any of the representations and warranties (other than those representations and warranties referred to in clause (1) above), where the failure to be so true and correct, individually or in the aggregate, has or would reasonably be expected to have a Company Material Adverse Effect (without giving effect to the words “materially” or “material” or to any qualification based on the defined term “Company Material Adverse Effect” embedded in any such representation or warranty, and except, in the case of clauses (1) and (2) for the those representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time));

(d)           since the date of this Agreement, there shall have occurred any events or changes which have had, or which are reasonably likely to have or constitute, individually or in the aggregate, a Company Material Adverse Effect;

(e)           the Company shall have failed to perform in any material respect its obligations and covenants to be performed or complied with by it under the Merger Agreement on or prior to the Acceptance Time and such failure to perform or to comply shall not have been cured to the good faith satisfaction of Parent;

(f)            Parent and Sub shall have failed to receive a certificate executed by an executive officer on behalf of the Company, dated as of the scheduled expiration of the Offer, to the effect that the conditions set forth in paragraphs (c) and (e) of this Annex III have not occurred;

(g)           Parent and Sub shall have failed to receive a certificate executed by the Company in form and substance reasonably satisfactory to each of Parent and Sub indicating that neither the Company nor any of the Company Subsidiaries is or has been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code a United States real property holding corporation within the meaning of Code Section 897(c)(2); or

(h)           the Merger Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Sub, may be asserted by Parent or Sub regardless of the circumstances giving rise to such condition, and may be waived by Parent or Sub in whole or in part at any time and from time to time and in the sole discretion of Parent or Sub, subject in each case to the terms of the Merger Agreement. The failure by Parent or Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and, each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

The term “Merger Agreement” shall be deemed to refer to the Agreement to which this Annex III is annexed.  The other capitalized terms used in this Annex III shall have the meanings set forth in the Merger Agreement

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